As filed with the Securities and Exchange Commission on ________________________.	Registration No. ___________________

=====================================================================

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
------------------------
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TEXEN OIL & GAS, INC.
(Name of small business issuer in its charter)

Nevada	1081	88-0474903
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

TEXEN OIL & GAS, INC. 10603 Grant Road Suite 209 Houston, Texas 77070 (832) 237-6053	Conrad C. Lysiak, Esq. 601 West First Avenue Suite 503 Spokane, Washington 99201 (509) 624-1475
(Address and telephone of registrant's administrative office)	(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box.
[ ]

=====================================================================

CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee [1]

Common Stock:	17,927,714	$0.965	$17,300,244.01	$1,591.63

[1] Based upon the average bid and asked price of our common stock as reported on the Bulletin Board operated by the National Association of Securities Dealers, Inc. on August 5, 2003.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

TEXEN OIL & GAS, INC.
17,927,714 Shares of Common Stock

The 17,927,714 shares of common stock, par value $0.00001 of TEXEN OIL & GAS, INC., a Nevada corporation, are offered by a Selling Stockholder from time to time. See "Plan of Distribution." The expenses of the offering, estimated at $35,000, are being paid by us. We will not receive any proceeds form the sale of shares by the Selling Shareholder.

Our shares are traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "TXEO."

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Its illegal to tell you otherwise.

The date of this prospectus is ____________________.

SUMMARY OF OUR OFFERING

Our Business

We are an independent oil and gas company engaged in the exploration, exploitation, development, production and acquisition of natural gas and crude oil. We conduct our operations through subsidiary corporations. We are a Nevada corporation incorporated on September 2, 1999, as Palal Mining Corporation. In February 2002, we discontinued mining operations, changed our focus, and are currently focused on the exploration and development of oil and gas properties located in Texas. We currently own interest in approximately 44 gross wells, 44 wells net to our interest, in fields located in Waller, Victoria, DeWitt, Calhoun and Concho Counties, Texas region and participated in the drilling and completion of 17 gross wells (17 net wells) for the year. Additionally, we own interests in 5,595.21 net acres in Texas. The properties are titled in the name of TexEn Oil & Gas, Inc., Texas Brookshire Partners, Inc. and Texas Gohlke Partners, Inc., which are wholly owned subsidiary corporations.

In July 2002, we acquired Texas Brookshire Partners, Inc. ("Brookshire") by issuing 15,376,103 shares of common stock. Brookshire's key assets consist of a 77.75% working interest ownership in about 1,440 gross leasehold acres.

In September 2002, we acquired Texas Gohlke Partners, Inc. by issuing 4,000,000 shares of restricted common stock. Gohlke's key assets consisted of a 100% working interest ownership in about 4,800 gross leasehold acres.

Further in November 2002, we purchased an additional 5% working interest in a field located in Waller County, Texas for $1.3 million which amount was paid and satisfied with an issuance of 1,250,000 shares of common stock. We also acquired a 1.95% working interest in and to the Brookshire Dome Field through the purchase of Yegua, Inc.

Effective in February 2003, we acquired BWC Minerals LLC for 1,735,431 shares of common stock. The most significant asset of BWC is an 8.70% working interest in the Brookshire Dome Field.

In the twelve months preceding June 30, 2002, production from the 26 wells located on the property averaged 95 barrels of oil per day. The wells drilled to date on the lease were on an area of less than 40 acres and all were completed in Miocene and Frio sand at a depth between 1,700 feet and 3,300 feet. The shallow drilling will allow for well drilling and completion costs to be kept at an average of less than $250,000.

Further in November 2002, we purchased an additional 5% working interest in a field located in Waller County, Texas for $1.3 million which amount was paid and satisfied with an issuance of 1,250,000 shares. Also, we acquired a 1.95% working interest in and to the Brookshire Dome Field through the purchase Yegua, Inc.

Effective in February 2003, we acquired BWC Minerals LLC ("BWC") for 1,735,431 shares. The most significant asset of BWC is an 8.70% working interest in the Brookshire Dome Field.

Our administrative office is located at 10603 Grant Road, Suite 209, Houston, Texas 77070, telephone (832) 237-6053. Our fiscal year end is June 30.

The Offering

Following is a brief summary of this offering:

Securities being offered by Selling Shareholder	Up to 17,927,714 shares of common stock, par value $0.00001.

Offering price per share	At the market

Offering period	The shares are being offered for a period not to exceed 270 days.

Net proceeds to us	None.

Use of proceeds	None.

Number of shares outstanding before the offering	45,184,310

Number of shares outstanding after the offering if all of the shares are sold	45,184,310

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of March 31, 2003 (Unaudited)		As of June 30, 2002 (Audited)
Balance Sheet Total Assets Total Current Liabilities Long Term Debt Stockholders Deficit	$ $ $ $	26,511,523 938,734 597,505 24,975,275	$ $ $ $	-0- 4,190 10,000 (14,190)
Income Statement Revenue Cost of Revenue Total Expenses Net Loss	$ $ $ $	475,048 87,440 1,232,149 (844,541)	$ $ $ $	-0- -0- 22,714 (22,714)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

1. We have a limited operating history and our accountant has expressed concern that we may not be able to stay in business. Our accountant has expressed substantial doubt about our ability to continue in business as a going concern. We face all of the risks and uncertainties encountered by a new business. Because we have a limited operating history we cannot reliably forecast our future operations. As a result we may not be able to stay in business.

2. Our actual drilling results are likely to differ from our estimates of proved reserves. We may experience production that is less than estimated in our reserve reports and drilling costs that are greater than estimated in our reserve reports. Such differences may be material. Estimates of our natural gas and oil reserves and the costs associated with developing these reserves may not be accurate. Development of our reserves may not occur as scheduled and the actual results may not be as estimated. Drilling activity may result in downward adjustments in reserves or higher than estimated costs. Our estimates of our proved natural gas and oil reserves and the estimated future net revenues from such reserves are based upon various assumptions, including assumptions required by the Securities and Exchange Commission relating to natural gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise and the quality and reliability of this data can vary. Our properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, we may adjust estimates of proved reserves to reflect production history, results of development, prevailing oil and natural gas prices and other factors, many of which are beyond our control. Actual production, revenues, taxes, development expenditures and operating expenses with respect to our reserves will likely vary from the estimates used. These variances may be material.

3. If we are not able to generate sufficient funds from our operations and other financing sources, we will not be able to finance our development activity or planned acquisitions. We have experienced and expect to continue to experience substantial capital expenditure and working capital needs to finance our acquisition and development program. Low commodity prices, production problems, disappointing drilling results and other factors beyond our control could reduce our funds from operations. We will also require future financing transactions to support our planned strategy. Additional financing may not be available to us in the future on acceptable terms or at all. In the event additional capital resources are unavailable, we may curtail our acquisition, drilling, development and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

4. Natural gas and oil prices are volatile, and low prices have had in the past and could have in the future a material adverse impact on our business. Our revenues, profitability and future growth and the carrying value of our properties depend substantially on the prices we realize for our natural gas and oil production. Our realized prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. Natural gas and oil are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for natural gas and oil have been volatile, and they are likely to continue to be volatile in the future. Among the factors that can cause this volatility are: worldwide or regional demand for energy, which is affected by economic conditions; the domestic and foreign supply of natural gas and oil; weather conditions; domestic and foreign governmental regulations; political conditions in natural gas or oil producing regions; the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels; and the price and availability of alternative fuels. It is impossible to predict natural gas and oil price movements with certainty. Lower natural gas and oil prices may not only decrease our revenues on a per unit basis but also may reduce the amount of natural gas and oil that we can produce economically. A substantial or extended decline in natural gas and oil prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures. Further, oil prices and natural gas prices do not necessarily move together.

5. Because we have incurred losses from operations in recent years, our future operating results are difficult to forecast. Our failure to achieve or sustain profitability in the future could adversely affect the market price of our common stock. We have incurred operating losses. Our failure to achieve or sustain profitability in the future could adversely affect the market price of our common stock. In considering whether to invest in our common stock, you should consider the historical financial and operating information available on which to base your evaluation of our performance.

6. We may incur substantial impairment writedowns. If management's estimates of natural gas and oil prices decline or if the recoverable reserves on a property are revised downward, we may be required to record additional impairment writedowns in the future, which would result in a negative impact to our financial position. We review our proved oil and gas properties for impairment on a depletable unit basis when circumstances suggest there is a need for such a review. For each property determined to be impaired, we recognize an impairment loss equal to the difference between the estimated fair value and the carrying value of the property on a depletable unit basis. Fair value is estimated to be the present value of expected future net cash flows computed by applying estimated future oil and gas prices, as determined by management, to the estimated future production of oil and gas reserves over the economic life of a property. Future cash flows are based upon our independent engineer's estimate of proved reserves. In addition, other factors such as probable and possible reserves are taken into consideration when justified by economic conditions and actual or planned drilling.

7. The natural gas and oil business involves many uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses. Our development activities may be unsuccessful for many reasons, including weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well does not ensure a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economic. In addition to their cost, unsuccessful wells can hurt our efforts to replace reserves. The natural gas and oil business involves a variety of operating risks, including: fires; explosions; blow-outs and surface cratering; uncontrollable flows of natural gas, oil and formation water; natural disasters, such as tornados and other adverse weather conditions; casing collapses; embedded oil field drilling and service tools; abnormally pressured formations; and environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases. If we experience any of these problems, it could affect well bores and gathering systems, which could adversely affect our ability to conduct operations. We could also incur substantial losses as a result of: injury or loss of life; severe damage to and destruction of property, natural resources and equipment; pollution and other environmental damage; clean-up responsibilities; regulatory investigation and penalties; suspension of our operations; and repairs to resume operations. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for development or leasehold acquisitions, or result in loss of equipment and properties.

8. Our insurance coverage may not be sufficient to cover some liabilities or losses which we may incur. The occurrence of a significant accident or other event not fully covered by our insurance could have a material adverse effect on our operations and financial condition. Our insurance does not protect us against all operational risks. We do not carry business interruption insurance at levels that would provide enough funds for us to continue operating without access to other funds. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. Because third party drilling contractors are used to drill our wells, we may not realize the full benefit of workmen's compensation laws in dealing with their employees. In addition, pollution and environmental risks generally are not fully insurable.

9. We may be unable to identify liabilities associated with the properties that we acquire or obtain protection from sellers against them. The acquisition of properties with proved undeveloped reserves requires us to assess a number of factors, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, we perform a review of the subject properties, but such a review will not reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well or pipeline. We cannot necessarily observe structural and environmental problems, such as pipeline corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller for liabilities that it created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

10. We are subject to complex laws and regulations, including environmental regulations, that can adversely affect the cost, manner or feasibility of doing business. Development, production and sale of natural gas and oil in the U.S. are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include: discharge permits for drilling operations; bonds for ownership, development and production of oil and gas properties; reports concerning operations; and . taxation. Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

11. Title to Properties may be defective and as a result, we could loose our right to explore on them. It is customary in the oil and gas industry that upon acquiring an interest in a property, that only a preliminary title investigation be done at that time. We intend to follow this custom. If the title to the prospects should prove to be defective, we could lose the costs of acquisition, or incur substantial costs for curative title work.

12. Shut-in wells will curtail production and our revenues . Production from gas wells in many geographic areas of the United States has been curtailed or shut-in for considerable periods of time due to a lack of market demand, and such curtailments may continue for a considerable period of time in the future. There may be an excess supply of gas in areas where our operations will be conducted. In such event, it is possible that there will be no market or a very limited market for our prospects. It is customary in many portions of Oklahoma and Texas to shut-in gas wells in the spring and summer when there is not sufficient demand for gas.

13. Operating and environmental hazards could impair revenues. Hazards incident to the operation of oil and gas properties, such as accidental leakage of petroleum liquids and other unforeseen conditions, may be encountered by us if we participate in developing a well and, on occasion, substantial liabilities to third parties or governmental entities may be incurred. We could be subject to liability for pollution and other damages or may lose substantial portions of prospects or producing properties due to hazards which cannot be insured against or which have not been insured against due to prohibitive premium costs or for other reasons. We currently do not maintain any insurance for environmental damages. Governmental regulations relating to environmental matters could also increase the cost of doing business or require alteration or cessation of operations in certain areas.

14. Because our common stock is a "penny stock," investors may not be able to resell their shares and will have access to limited information about us. Our common stock is defined as a "penny stock," under the Securities Exchange Act of 1934, and its rules. Because our common stock is a "penny stock," investors may be unable to resell their shares. This is because the Securities Exchange Act of 1934 and the penny stock rules impose additional sales practice and disclosure requirements on broker/dealers who sell our securities to persons other than accredited investors. As a result, fewer broker/dealers are willing to make a market in our common stock and investors may not be able to resell their shares. Further, news coverage regarding penny stock is extremely limited, if non-existent. As a result, investors only information will be from reports filed the with the Securities and Exchange Commission.

USE OF PROCEEDS

We will not receive any of the proceeds from sales of shares by our Selling Shareholder.

PLAN OF DISTRIBUTION

Our Selling Shareholder will sell her shares directly into the market. The prices she will receive will be determined by the market price on the day of sale. We will not enter into any arrangements with any securities dealers or market makers concerning solicitations of offers to purchase the shares.

Commissions and discounts paid in connection with the sale of shares by our Selling Shareholder will be determined through negotiations between her and the broker/dealers through or to which the securities are to be sold and many vary, depending on the broker/dealer or market makers fee schedule, the size of the transaction and other factors. The separate cost of our Selling Shareholder will be borne by her. Our Selling Shareholder and any broker/dealers, market maker, or agent, that participate with our Selling Shareholder in the sale of the shares by her may be deemed an underwriter with the meaning of the Securities Act of 1933, and any commissions or discounts received by them and any profits on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act.

Market price for our shares

At June 30, 2003, we had 115 shareholders of record of our common stock, including shares held by brokerage clearing houses, depositories or otherwise in unregistered form. The beneficial owners of such shares are not known to us. Our securities are traded over-the-counter on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the "TXEO." The table shows the high and low bid of our common stock since April 11, 2001, when our securities began trading.

The price of the shares has been determined by our board of directors. It was selected because it is close to the current ask price for our shares of common stock. If the best asked price drops below the offering price in this registration statement, we will have difficulty selling our shares. That is because a purchaser could buy the same shares of common stock in an open market transaction at a lower price that he could in this offering.

Summary trading for the 2002 and 2001 fiscal years and the first and second quarters of 2003:

	Quarter	High Bid	Low Bid
2003
	Second Quarter First Quarter	1.15 0.70	0.32 0.78
2002
	Fourth Quarter Third Quarter Second Quarter First Quarter	0.55 0.76 0.76 0.72	0.11 0.50 0.34 0.30
2001
	Fourth Quarter Third Quarter Second Quarter First Quarter	0.75 0.98 1.15 1.38	0.51 0.60 0.63 0.75

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. As of June 30, 2003, we had approximately 115 holders of record of our common stock.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15g and Rules 15g-1 through 15g-6 apply to broker-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker-dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect the ability of the selling shareholders to resell their shares.

GLOSSARY OF TERMS

We are engaged in the business of exploring for and producing oil and natural gas. Oil and gas exploration is a specialized industry. Many of the terms used to describe our business are unique to the oil and gas industry. The following glossary clarifies certain of these terms you that may be encountered while reading this Form SB-2 Registration Statement:

"Acquisition costs of properties" means the costs incurred to obtain rights to production of oil and gas. These costs include the costs of acquiring oil and gas leases and other interests. These costs include lease costs, finder's fees, brokerage fees, title costs, legal costs, recording costs, options to purchase or lease interests and any other costs associated with the acquisitions of an interest in current or possible production.

"Area of mutual interest" means, generally, an agreed upon area of land, varying in size, included and described in an oil and gas exploration agreement which participants agree will be subject to rights of first refusal as among themselves, such that any participant acquiring any minerals, royalty, overriding royalty, oil and gas leasehold estates or similar interests in the designated area, is obligated to offer the other participants the opportunity to purchase their agreed upon percentage share of the interest so acquired on the same basis and cost as purchased by the acquiring participant. If the other participants, after a specific time period, elect not to acquire their pro-rata share, the acquiring participant is typically then free to retain or sell such interests.

"Back-in interests" also referred to as a carried interest, involve the transfer of interest in a property, with provision to the transferor to receive a reversionary interest in the property after the occurrence of certain events.

"Bbl" means barrel, 42 U.S. gallons liquid volume, used in this annual report in reference to crude oil or other liquid hydrocarbons.

"Bcf" means billion cubic feet, used in this annual report in reference to gaseous hydrocarbons.

"BcfE" means billions of cubic feet of gas equivalent, determined using the ratio of six thousand cubic feet of gas to one barrel of oil, condensate or gas liquids.

"Casing point" means the point in time at which an election is made by participants in a well whether to proceed with an attempt to complete the well as a producer or to plug and abandon the well as a non-commercial dry hole. The election is generally made after a well has been drilled to its objective depth and an evaluation has been made from drill cutting samples, well logs, cores, drill stem tests and other methods. If an affirmative election is made to complete the well for production, production casing is then generally cemented in the hole and completion operations are then commenced.

"Development costs" are costs incurred to drill, equip, or obtain access to proved reserves. They include costs of drilling and equipment necessary to get products to the point of sale and may entail on-site processing.

"Exploration costs" are costs incurred, either before or after the acquisition of a property, to identify areas that may have potential reserves, to examine specific areas considered to have potential reserves, to drill test wells, and drill exploratory wells. Exploratory wells are wells drilled in unproven areas. The identification of properties and examination of specific areas will typically include geological and geophysical costs, also referred to as G&G, which include topological studies, geographical and geophysical studies, and costs to obtain access to properties under study. Depreciation of support equipment, and the costs of carrying unproved acreage, delay rentals, ad valorem property taxes, title defense costs, and lease or land record maintenance are also classified as exploratory costs. "Farmout" involves an entity's assignment of all or a part of its interest in or lease of a property in exchange for consideration such as a royalty .

"Future net revenue, before income taxes" means an estimate of future net revenue from a property, based on the production of the proven reserves of oil and natural gas believed to be recoverable at a specified date, after deducting production and ad valorem taxes, future capital costs and operating expenses, before deducting income taxes. Future net revenue, before income taxes, should not be construed as being the fair market value of the property.

"Future net revenue, net of income taxes" means an estimate of future net revenue from a property, based on the proven reserves of oil and natural gas believed to be recoverable at a specified date, after deducting production and ad valorem taxes, future capital costs and operating expenses, net of income taxes. Future net revenues, net of income taxes, should not be construed as being the fair market value of the property.

"Mcf" means thousand cubic feet, used in this annual report to refer to gaseous hydrocarbons.

"McfE" means thousands of cubic feet of gas equivalent, determined using the ratio of six thousand cubic feet of gas to one barrel of oil, condensate or gas liquids.

"MMcf" means million cubic feet, used in this annual report to refer to gaseous hydrocarbons.

"MBbl" means thousand barrels, used in this annual report to refer to crude oil or other liquid hydrocarbons."

AGross" oil or gas well or "gross" acre is a well or acre in which we have a working interest.

"Net" oil and gas wells or "net" acres are determined by multiplying "gross" wells or acres by our percentage interest in such wells or acres.

"Oil and gas lease" or "Lease" means an agreement between a mineral owner, the lessor, and a lessee which conveys the right to the lessee to explore for and produce oil and gas from the leased lands. Oil and gas leases usually have a primary term during which the lessee must establish production of oil and or gas. If production is established within the primary term, the term of the lease generally continues in effect so long as production occurs on the lease. Leases generally provide for a royalty to be paid to the lessor from the gross proceeds from the sale of production.

"Overpressured reservoir" are reservoirs subject to abnormally high pressure as a result of certain types of subsurface conditions.

"Present value of future net revenue, before income taxes" means future net revenue, before income taxes, discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties.

"Present value of future net revenue, net of income taxes" means future net revenue, net of income taxes discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Also known as the "Standardized Measure of Discounted Future Net Cash Flows" if SEC pricing assumptions are used.

"Production costs" means operating expenses and severance and ad valorem taxes on oil and gas production.

"Prospect" means a location where both geological and economical conditions favor drilling a well.

"Proved oil and gas reserves" are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e. prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. Reservoirs are considered proved if economic recovery by production is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can reasonably be judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

"Proved developed oil and gas reserves" are those proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas reserves expected to be obtained through the application of fluid injection or other improved secondary or tertiary recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed recovery program has confirmed through production response that increased recovery will be achieved. "Proved undeveloped oil and gas reserves" are those proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with reasonable certainty that there is continuity of production from the existing productive formation. Estimates for proved undeveloped reserves attributable to any acreage do not include production for which an application of fluid injection or other improved recovery technique is required or contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir. "Reserve target" see "Prospect."

"Royalty interest" is a right to oil, gas, or other minerals that is not burdened by the costs to develop or operate the related property. "Seismic option" generally means an agreement in which the mineral owner grants the right to acquire seismic data on the subject lands and grants an option to acquire an oil and gas lease on the lands at a predetermined price. "Trend" means a geographical area along which a petroleum pay occurs (fairway).

"Working interest" is an interest in an oil and gas property that is burdened with the costs of development and operation of the property. Disclosure Regarding Forward-Looking Statements Included in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this Form 10-KSB which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.

BUSINESS

The words "believes," "intends," "expects," "anticipates," "projects," "estimates," "predicts" and similar expressions are also intended to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. All forward looking statements contained in this section are based on assumptions believed to be reasonable. These forward looking statements include statements regarding:

* * * * * * * * * *

Estimates of proved reserve quantities and net present values of those reserves
Reserve potential
Business strategy
Capital expenditures - amount and types
Expansion and growth of our business and operations
Expansion and development trends of the oil and gas industry
Production of oil and gas reserves
Exploration prospects
Wells to be drilled, and drilling results
Operating results and working capital

We can give no assurance that our expectations and assumptions will prove to be correct. Reserve estimates of oil and gas properties are generally different from the quantities of oil and natural gas that are ultimately recovered or found. This is particularly true for estimates applied to exploratory prospects and new production. Additionally, any forward-looking statements are subject to various known and unknown risks, uncertainties and contingencies, many of which are beyond our control. Such things may cause actual results, performance, achievements or expectations to differ materially from what we anticipated.

Factors that may affect such forward-looking statements include, but are not limited to:

*	Our ability to generate additional capital to complete its planned drilling and exploration activities
*	Risks inherent in oil and gas acquisitions, exploration, drilling, development and production
*	Oil and natural gas prices
*	Competition from other oil and gas companies
*	Shortages of equipment, services and supplies
*	General economic, market or business conditions
*	Economic, market or business conditions in the oil and gas industry and in the energy business generally
*	Government regulation
*	Environmental matters
*

Financial condition and operating performance of the other companies participating in the exploration, development and production of oil and gas ventures that we are involved in. In addition, we may not be in a position to control costs, safety and timeliness of work as well as other critical factors affecting a producing well or exploration and development activities.

General

We are an independent oil and gas company engaged in the exploration, exploitation, development, production and acquisition of natural gas and crude oil. We conduct our operations through subsidiary corporations. We are a Nevada corporation incorporated on September 2, 1999, as Palal Mining Corporation. In February 2002, we discontinued mining operations, changed its focus, and are currently focused on the exploration and development of oil and gas trends situated in Texas. We currently own interests in approximately 44 gross wells, 44 wells net to our interest, in fields located in Waller, Victoria, DeWitt, Calhoun and Concho Counties, Texas region and participated in the drilling and completion of 17 gross wells (17 net wells) for the year. Additionally, we own interests in 5,595.21 net acres in Texas. The properties are titled in the name of TexEn Oil & Gas, Inc., Texas Brookshire Partners, Inc. and Texas Gohlke Partners, Inc. which are wholly owned subsidiary corporations.

In July 2002, we acquired Texas Brookshire Partners, Inc. by issuing 15,376,103 shares of common stock. Brookshire's key assets consist of a 77.75% working interest ownership in about 1,440 gross leasehold acres (550 net leasehold acres).

Gohlke

In September 2002, we acquired Texas Gohlke Partners, Inc. by issuing 4,000,000 shares of restricted common stock. Gohlke's key assets consisted of a 100% working interest ownership in about 4,800 gross leasehold acres.

Further in November 2002, we purchased an additional 5% working interest in a field located in Waller County, Texas for $1.3 million which amount was paid and satisfied with an issuance of 1,250,000 shares of common stock. We also acquired a 1.95% working interest in and to the Brookshire Dome Field through the purchase of Yegua, Inc.

Effective in February 2003, we acquired BWC Minerals LLC for 1,735,431 shares of common stock. The most significant asset of BWC is an 8.70% working interest in the Brookshire Dome Field.

In the twelve months preceding June 30, 2002, production from the 26 wells located on the property averaged 95 barrels of oil per day with revenues of $54,000 per month and expenses of $36,000. The wells drilled to date on the lease were on an area of less than 40 acres and all were completed in Miocene and Frio sand at a depth between 1,700 feet and 3,300 feet. The shallow drilling will allow for well drilling and completion costs to be kept at an average of less thann $250,000.

Business Strategy

Our overall goal is to maximize its value through profitable growth in its oil and gas reserves. We believe this can be achieved through the exploration and development of our existing prospect inventory base located in Texas. As with any dynamic environment, we must be flexible and adaptive to current economic and sector conditions in executing its growth plan. In 2003, we will supplement our exploration and development program with an acquisition program targeting properties that we believe possess high development potential. Following the 2002 acquisition of the Brookshire and Gohlke properties, we have a base production level in place that can provide consistent cash flow to assist in funding our exploration efforts. Exploration and development activities have higher associated risks than those associated with acquisitions of producing properties. Two of the largest risks associated with exploration and development activities are:

* *	geological risks (the subject property does not hold recoverable oil or natural gas); and project cost overruns.

By utilizing a "portfolio" approach in its exploration activities, we expect to minimize the overall effect of these risks. We participate in a larger number of exploratory and development activities by diversifying our ownership positions. We utilize available advanced technology, such as 3-dimensional ("3-D") seismic modeling to further reduce risk and enhance our success rates. We believe that the availability of economical 3-D seismic surveys fundamentally changed the risk profile of oil and gas exploration in Texas. Recognizing this, we have aggressively sought to acquire significant acreage blocks in selected areas for targeted, proprietary, 3-D seismic surveys. Using the data generated by initial proprietary seismic surveys, covering over 8.3 square miles, we have identified in excess of 10 potential drill sites net of 2002 activity. In general, when it is not geographically advantageous for us to be the operator, we will rely on agreements with qualified operating oil and gas companies to operate many its projects through the exploratory and production phases.

Summary of Proved Reserve Data

As of June 30, 2003 Gohlke Field

	BBLS Oil	MCF Natural Gas
Proved Producing Proved Developed Nonproducing Proved Undeveloped	61,329 31,677 -0-	1,173,261 1,345,906 1,369,164

As of June 30, 2003 Brookshire

	BBLS Oil	MCF Natural Gas
Proved Producing Proved Developed Nonproducing Proved Undeveloped	255,000 12,930,000 5,055,000	648,000 -0- -0-

Principal Producing Properties
Field	Gross oil wells	Net oil wells	Gross gas wells	Net gas wells	Gross acreage	Net acreage
Brookshire	18	7	0	0	1,440	550
Gohlke	13	3	16	5	4,500	4,500

Current Projects

Texas Brookshire Partners, Inc.

Texas Brookshire Partners, Inc., one of our wholly owned subsidiary corporations, and is engaged in the business of purchasing, developing and operating oil and gas leases in the Brookshire Field of Waller County, Texas, and owns 93.40% working interest ownership in and to approximately 1,440 gross leasehold acres and 550 net acres leasehold acres located in the Brookshire Dome Field of Waller County, Texas. The current working interest ownership position owns various interests in 26 wells which have been drilled to date and one water injection well. Current production from these properties over the last nine months has averaged approximately 95 barrels of oil per day.

The following is a summary of the Texas Brookshire production and expenses:

Oil Production
Inception (05/2000) to date
	100%		.70675 NRI	.70675 NRI
Production Month	BBLS	Gross Revenue	BBLS	Revenue
5-00 6-00 7-00 8-00 9-00 10-00 11-00 12-00 1-01 2-01 3-01 4-01 5-01 6-01 7-01 7-01 8-01 9-01 10-01 11-01 12-01 1-02 2-02 3-02 4-02 5-02 6-02 7-02 8-02 9-02 10-02 11-02 12-02 1-03 2-03 3-03

3,725.58
3,520.38
3,663.27
2,651.43
2,071.83
1,931.99
1,671.38
2,026.00
3,537.40
1,923.75
2,809.11
7,210.71
6,235.29
3,817.59
5,523.63
3,274.08
8,211.98
5,688.36
6,182.38
4,442.01
5,277.30
4,907.00
774.74
1,367.99
2,744.88
1,956.10
1,800.26
1,835.50
2,110.08
1,051.89
1,963.37
911.51
1,683.19
2,751.00
3,054.59
3,070.84

$

94,064.94
97,661.33
95,711.73
72,097.41
61,757.74
55,853.28
50,809.96
49,290.55
89,684.43
49,354.56
65,126.13
169,031.25
154,524.82
90,381.43
124,905.30
74,036.77
191,790.79
128,602.41
112,976.83
69,815.08
81,967.01
77,364.25
13,059.81
28,154.61
60,936.35
45,068.57
39,065.65
42,276.50
51,068.15
27,059.88
48,909.49
21,048.60
44,129.88
81,198.52
98,919.83
92,100.65

2,633.05
2,488.03
2,589.02
1,873.90
1,464.27
1,365.43
1,181.25
1,431.88
2,500.06
1,359.61
1,985.34
5,096.17
4,406.79
2,698.08
3,903.83
2,313.96
5,803.82
4,020.25
4,369.40
3,139.39
3,729.73
3,468.02
547.55
966.83
1,939.94
1,382.47
1,272.33
1,297.24
1,491.30
743.43
1,387.62
644.21
1,189.60
1,944.27
2,158.84
2,170.32

$

66,480.40
69,022.14
67,644.27
50,954.84
43,647.28
39,474.31
35,909.94
34,836.10
63,384.47
34,881.34
46,027.89
119,462.84
109,210.42
63,877.08
88,276.82
52,325.49
135,548.14
90,889.75
79,846.37
49,341.81
57,930.18
54,677.18
9,230.02
19,898.27
43,066.77
31,852.21
27,609.65
29,836.52
36,092.42
19,124.57
34,566.79
14,876.10
31,188.80
57,387.06
69,911.59
65,092.14

TOTAL	117,378.39	2,749,804.49	82,957.23	1,943,381.97

Gas Production
Inception (05/2000) to date
	100%	70.675 NRI
Production Month	MCF	Gross Revenue	MCF	Revenue

May-00
Jun-00
Jul-00
Aug-00
Sep-00
Oct-00
Nov-00
Dec-00
Jan-01
Feb-01
Mar-01
Apr-01
May-01
Jun-01
Jul-01
Aug-01
Sep-01
Oct-01
Nov-01
Dec-01
Jan-02
Feb-02
Mar-02
Apr-02
May-02
Jun-02
Jul-02
Aug-02
Sep-02
Oct-02
Nov-02
Dec-02
Jan-03
Feb-03
Mar-03

	141 1,281 1,808 1,662 2,629 5,157 8,971 2,323 11,934 5,379 7,936 10,016 4,788 5,212 2,853 3,922 2,138 486 1,751 1,301 1,740 476 306 275 -0- -0- -0- -0- -0- -0- -0- -0- -0- -0- -0-	$

361.28
4,664.92
6,582.26
5,331.63
10,132.14
19,095.27
39,472.82
11,571.90
97,775.15
27,883.14
33,139.42
44,796.02
19,527.81
16,357.38
7,722.77
10,550.58
4,241.77
750.97
4,534.92
2,484.81
3,769.23
809.23
609.96
779.71
-0-
-0-
-0-
-0-
-0-
-0-
-0-
-0-
-0-
-0-
-0-

99.65
905.35
1,277.80
1,174.62
1,858.05
3,644.71
6,340.25
1,641.78
8,577.58
3,817.18
5,608.77
7,209.49
3,392.02
3,683.58
2,016.36
2,771.87
1,511.03
343.48
1,237.52
919.48
1,229.75
36.41
216.27
94.36
-0-
-0-
-0-
-0-
-0-
-0-
-0-
-0-
-0-
-0-
-0-

					$

255.33
3,296.93
4,652.01
3,768.13
7,160.89
13,495.58
27,897.42
8,178.44
70,282.39
19,787.71
23,421.29
32,247.19
13,834.65
11,560.58
5,458.07
7,456.62
2,997.87
530.75
3,205.05
1,756.14
2,663.90
571.9
431.09
551.05
-0-
-0-
-0-
-0-
-0-
-0-
-0-
-0-
-0-
-0-
-0-

TOTAL	84,485		$372,945.09	59,607.36		$265,460.98

Operating Expenses
From Inception (5/2000) to 6/30/02		100% LOE
5-00 6-00 7-00 8-00 9-00 10-00 11-00 12-00 1-01 2-01 3-01 4-01 5-01 6-01 7-01 8-01 9-01 10-01 11-01 12-01 1-02 2-02 3-02 4-02 5-02 6-02 7-02 8-02 9-02 10-02 11-02 12-02 1-03 2-03 3-03	$ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $

1,555.00
9,512.60
3,489.40
14,668.00
6,474.80
16,073.60
8,554.60
7,332.20
9,538.79
15,433.35
22,855.10
13,303.58
51,519.58
9,644.60
19,557.80
21,782.80
28,288.20
17,127.00
47,477.00
51,236.40
41,555.00
31,165.20
39,690.40
36,711.60
39,509.00
37,607.40
55,883.05
21,261.73
19,144.75
19,619.80
21,501.61
19,618.90
30,863.04
23,527.74
21,058.39

TOTAL		$834,142.01

Texas Gohlke Partners, Inc.

Texas Gohlke Partners, Inc. is another of our wholly owned subsidiary corporations and is engaged in the business of purchasing, developing and operating oil and gas leases in the Helen Gohlke Field located in Victoria and DeWitt counties, Texas and owns a 100% working interest ownership, 70% net revenue interest in and to approximately 4,800 gross leasehold acres. There are currently eight producing wells on the property, eighteen shut-in wells and two salt water disposal wells. Current production from these properties over the last nine months has averaged approximately 34 barrels of oil per day and 152 mcf per day.

The following is a summary of the Texas Gohlke production and expenses:

Oil Production:
12 Months Revenue Information/LOE
8/8ths Revenue
Month	BBLS	Gross	SEV TAX	Net
10-01 11-01 12-01 1-02 2-02 3-02 4-02 5-02 6-02 7-02 8-02 9-02 10-02 11-02 12-02 1-03 2-03 3-03	702 539 824 1,643 2,109 1,588 1,538 1,569 863 -0- -0- 652 185 -0- 814 -0- -0- 562	14,406 9,693 14,653 29,605 39,512 36,245 37,613 39,681 20,677 -0- -0- 18,233 4,997 -0- 22,003 -0- -0- 17,691	669 451 681 1,375 1,835 1,680 1,741 1,838 958 0 0 843 245 -0- 1,078 -0- -0- 818	13,737 9,242 13,972 28,230 37,677 34,565 35,872 37,843 19,719 -0- -0- 17,390 4,752 -0- 20,925 -0- -0- 16,873
TOTAL	13,588	305,009	14,212	290,797

Gas Production
Month	MCF	Gross	SEV TAX	Net
10/01 11/01 12/01 1/02 2/02 3/02 4/02 5/02 6/02 7/02 8/02 9/02 10/02 11/02 12/02 1/03 2/03 3/03	2,756 3,917 4,959 6,198 5,512 5,790 5,745 4,076 6,495 5,379 1,585 2,254 1,490 1,347 1,591 1,675 1,499 1,620	5,002 12,348 11,368 11,427 8,644 10,090 11,025 8,051 15,442 16,092 3,215 1,368 2,480 5,050 5,913 7,775 7,067 12,601	4 5 4 599 389 498 568 344 900 948 1 2 -0- 118 121 321 269 684	4,998 12,343 11,364 10,828 8,255 9,592 10,457 7,707 14,542 15,144 3,214 1,366 2,480 4,932 5,792 7,454 6,798 11,917
TOTAL	63,888	154,958	5,775	149,183

October, November and December gas SEV tax is lower because lease use was paid which is a credit when calculating sales severance tax.

Expenses
Month	LOE
10/01 11/01 12/01 1/02 2/02 3/02 4/02 5/02 6/02 7/02 8/02 9/02 10/02 11/02 12/02 1/03 2/03 3/03	25,265 23,744 19,359 25,546 24,317 24,270 30,952 49,869 24,710 33,760 19,340 43,641 75,404 23,077 57,272 11,748 11,748 11,749
TOTAL	535,771

Other Subsidiary Corporations

In addition to Texas Brookshire Partners, Inc. and Texas Gohlke Partners, Inc., we own the following additional subsidiary corporations:

Brookshire Drilling Service, LLC

We own of the ownership, membership and management of Brookshire Drilling Service LLC, a Texas Limited Liability Company which is engaged in the business of drilling, servicing and reworking oil and gas wells and leases.

Sanka LLC

We own 100% of the management interest and no ownership interests in Sanka LLC, a Texas Limited Liability Company. Sanka LLC. is engaged in the business of drilling, servicing and operating oil and gas wells and leases. Sanka LLC conducts its business in its own name and through one wholly owned Texas subsidiary corporation, chief operating company and one wholly owned Texas Limited Liability Company, Tiger Resources, LLC. The ownership interest is held by three individuals who are shareholders in our company.

We use Brookshire Drilling Services, LLC and Sanka LLC for most of our drilling and rework operations.

Yegua, Inc.

We owns 100% of the outstanding common stock of Yegua, Inc. which is engaged in the business of purchasing and developing oil and gas leases in the Brookshire Field of Waller County, Texas, and owns 1.95% working interest ownership in and to approximately 1,440 gross leasehold acres and 550 net leasehold acres located in the Brookshire Dome field of Waller County, Texas. This interest compliments the 77.75% working interest that we own in this field through our other wholly owned subsidiary corporation Texas Brookshire Partners, Inc.

Geological and Geophysical Techniques

Geological interpretation is based upon data recovered from existing oil and gas wells in an area and other sources. Such information is either purchased from the entity that drilled the wells or becomes public knowledge through state agencies after a period of years. Through analysis of rock types, fossils and the electrical and chemical characteristics of rocks from existing wells, we can construct a picture of rock layers in the area. We will have access to the well logs and decline curves from existing operating wells. Well logs allow us to calculate an original oil or gas volume in place while decline curves from production history allow us to calculate remaining proved producing reserves. We maintain our own equipment necessary to conduct the geological or geophysical testing referred to herein.

Market for Oil and Gas Production

The market for oil and gas production is regulated by both the state and federal governments. The overall market is mature and with the exception of gas, all producers in a producing region will receive the same price. The major oil companies will purchase all crude oil offered for sale at posted field prices. There are price adjustments for quality difference from the Benchmark. Benchmark is Saudi Arabian light crude oil employed as the standard on which OPEC price changes have been based. Quality variances from Benchmark crude results in lower prices being paid for the variant oil. Oil sales are normally contracted with a purchaser or gatherer as it is known in the industry who will pick-up the oil at the well site. In some instances there may be deductions for transportation from the well head to the sales point. At this time the majority of crude oil purchasers do not charge transportation fees, unless the well is outside their service area. The service area is a geographical area in which the purchaser of crude oil will not charge a fee for picking upon the oil. The purchaser or oil gatherer as it is called within the oil industry, will usually handle all check disbursements to both the working interest and royalty owners. We are a working interest owner. By being a working interest owner, we are responsible for the payment of our proportionate share of the operating expenses of the well. Royalty owners and over-riding royalty owners receive a percentage of gross oil production for the particular lease and are not obligated in any manner whatsoever to pay for the costs of operating the lease. Therefore, we, in most instances, are paying the expenses for the oil and gas revenues paid to the royalty and over-riding royalty interests.

Gas sales are by contract. The gas purchaser will pay the well operator 100% of the sales proceeds on or about the 25th of each and every month for the previous months sales. The operator is responsible for all checks and distributions to the working interest and royalty owners. There is no standard price for gas. Prices will fluctuate with the seasons and the general market conditions. It is our intention to utilize this market when ever possible in order to maximize revenues. We do not anticipate any significant change in the manner production is purchased, however, no assurance can be given at this time that such changes will not occur.

Acquisition of Future Leases

In the future, we will be the acquiring additional oil and gas leases. The acquisition process may be lengthy because of the amount of investigation which will be required prior to submitting a bid to a major oil company. Currently, we are not engaged in any bidding process. Verification of each property and the overall acquisition process can be divided into three phases, as follows:

Phase 1. Field identification. In some instances the seller will have a formal divestiture department that will provide a sales catalog of leases which will be available for sale. Review of the technical filings made to the states along with a review of the regional geological relationships, released well data and the production history for each lease will be utilized. In addition a review of the proprietary technical data in the sellers office will be made and calculation of a bid price for the field.

Phase 2. Submission of the Bid. Each bid will be made subject to further verification of production capacity, equipment condition and status, and title.

Phase 3. Closing. Final price negotiation will take place. Cash transfer and issuance of title opinions. Tank gauging and execution of transfer orders.

After closing has occurred, the newly acquired property will be turned over to us for possible work-overs or operational changes which will in our estimation increase each well's production.

In connection with the acquisition of an oil and gas lease for work-over operations, we are able to assume 100% ownership of the working-interest and surface production equipment facilities with only minor expenses. In exchange for an assignment of the lease, we agree to assume the obligation to plug and abandon the well in the event we determines that reworking operations are either too expensive or will not result in production in paying quantities.

Several major oil companies have recently placed numerous oil and gas properties out for competitive bidding. We currently do not have sufficient revenues or funds available to it to make a bid for such properties. We have not initiated a search for additional leases and does not intend to do so until it raises additional capital. We believe that it is not an efficient use of time to search for additional prospects when we do not have sufficient capital to acquire and develop additional leases. We intend to raise additional capital through loans or the sale of equity securities in order to have sufficient funds to make a bid for such properties. There is no assurance that we will ever raise such additional capital and if we are unable to raise such capital, we may have to cease operations.

At the present time, we have not identified any specific oil and gas leases which we intend to acquire in the future and will only be able to make such determination upon raising said capital.

Competition

The oil and gas industry is highly competitive. Our competitors and potential competitors include major oil companies and independent producers of varying sizes of which are engaged in the acquisition of producing properties and the exploration and development of prospects. Most of our competitors have greater financial, personnel and other resources than we do and therefore have a greater leverage to use in acquiring prospects, hiring personnel and marketing oil and gas. Accordingly, a high degree of competition in these areas is expected to continue.

Governmental Regulation

The production and sale of oil and gas is subject to regulation by state, federal and local authorities. In most areas there are statutory provisions regulating the production of oil and natural gas under which administrative agencies may set allowable rates of production and promulgate rules in connection with the operation and production of such wells, ascertain and determine the reasonable market demand of oil and gas, and adjust allowable rates with respect thereto

The sale of liquid hydrocarbons was subject to federal regulation under the Energy Policy and Conservation Act of 1975 which amended various acts, including the Emergency Petroleum Allocation Act of 1973. These regulations and controls included mandatory restrictions upon the prices at which most domestic crude oil and various petroleum products could be sold. All price controls and restrictions on the sale of crude oil at the wellhead have been withdrawn. It is possible, however, that such controls may be reimposed in the future but when, if ever, such reimposition might occur and the effect thereof on us cannot be predicted.

The sale of certain categories of natural gas in interstate commerce is subject to regulation under the Natural Gas Act and the Natural Gas Policy Act of 1978 ("NGPA"). Under the NGPA, a comprehensive set of statutory ceiling prices applies to all first sales of natural gas unless the gas is specifically exempt from regulation (i.e., unless the gas is "deregulated"). Administration and enforcement of the NGPA ceiling prices are delegated to the FERC. In June 1986, the FERC issued Order No. 451, which, in general, is designed to provide a higher NGPA ceiling price for certain vintages of old gas. It is possible, though unlikely, that we may in the future acquire significant amounts of natural gas subject to NGPA price regulations and/or FERC Order No. 451.

Our operations are subject to extensive and continually changing regulation because legislation affecting the oil and natural gas industry is under constant review for amendment and expansion. Many departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in large penalties. The regulatory burden on this industry increases our cost of doing business and, therefore, affects our profitability. However, we do not believe that we are affected in a significantly different way by these regulations than our competitors are affected.

Transportation and Production

Transportation and Sale of Oil and Natural Gas. We can make sales of oil, natural gas and condensate at market prices which are not subject to price controls at this time. The price that we receive from the sale of these products is affected by our ability to transport and the cost of transporting these products to market. Under applicable laws, the Federal Energy Regulatory Commission ("FERC") regulates:

* *	the construction of natural gas pipeline facilities, and the rates for transportation of these products in interstate commerce.

Our possible future sales of natural gas are affected by the availability, terms and cost of pipeline transportation. The price and terms for access to pipeline transportation remain subject to extensive federal and state regulation. Several major regulatory changes have been implemented by Congress and the FERC from 1985 to the present. These changes affect the economics of natural gas production, transportation and sales. In addition, the FERC is continually proposing and implementing new rules and regulations affecting these segments of the natural gas industry that remain subject to the FERC's jurisdiction. The most notable of these are natural gas transmission companies.

The FERC's more recent proposals may affect the availability of interruptible transportation service on interstate pipelines. These initiatives may also affect the intrastate transportation of gas in some cases. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry. These initiatives generally reflect more light-handed regulation of the natural gas industry. The ultimate impact of the complex rules and regulations issued by the FERC since 1985 cannot be predicted. In addition, some aspects of these regulatory developments have not become final but are still pending judicial and FERC final decisions. We cannot predict what further action the FERC will take on these matters. However, we do not believe that any action taken will affect us much differently than it would affect other natural gas producers, gatherers and marketers with which we might compete against.

Effective as of January 1, 1995, the FERC implemented regulations establishing an indexing system for transportation rates for oil. These regulations could increase the cost of transporting oil to the purchaser. We do not believe that these regulations will affect us any differently than other oil producers and marketers with which we competes with.

Regulation of Drilling and Production. Our proposed drilling and production operations are subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. Among other matters, these statutes and regulations govern:

* * * *

the amounts and types of substances and materials that may be released into the environment, the discharge and disposition of waste materials,
the reclamation and abandonment of wells and facility sites, and the remediation of contaminated sites,

and require:

* * *	permits for drilling operations, drilling bonds, and reports concerning operations.

Texas law contains:

* * *

provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells, and she regulation of the spacing, plugging and abandonment of wells.

Environmental Regulations

General. Our operations are affected by the various state, local and federal environmental laws and regulations, including the:

* * * * * *

Clean Air Act,
Oil Pollution Act of 1990,
Federal Water Pollution Control Act,
Resource Conservation and Recovery Act ("RCRA"),
Toxic Substances Control Act, and
Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA").

these laws and regulations govern the discharge of materials into the environment or the disposal of waste materials, or otherwise relate to the protection of the environment. In particular, the following activities are subject to stringent environmental regulations:

* * * *

drilling,
development and production operations,
activities in connection with storage and transportation of oil and other liquid hydrocarbons, and use of facilities for treating, processing or otherwise handling hydrocarbons and wastes.

Violations are subject to reporting requirements, civil penalties and criminal sanctions. As with the industry generally, compliance with existing regulations increases our overall cost of business. The increased costs cannot be easily determined. Such areas affected include:

*	unit production expenses primarily related to the control and limitation of air emissions and the disposal of produced water,
*

capital costs to drill exploration and development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and natural gas exploration wastes, and

*	capital costs to construct, maintain and upgrade equipment and facilities and remediate, plug and abandon inactive well sites and pits.

Environmental regulations historically have been subject to frequent change by regulatory authorities. Therefore, we are unable to predict the ongoing cost of compliance with these laws and regulations or the future impact of such regulations on its operations. However, we do not believe that changes to these regulations will have a significant negative affect on our operations.

A discharge of hydrocarbons or hazardous substances into the environment could subject us to substantial expense, including both the cost to comply with applicable regulations pertaining to the clean up of releases of hazardous substances into the environment and claims by neighboring landowners and other third parties for personal injury and property damage. We do not maintain insurance for protection against certain types of environmental liabilities.

The Clean Air Act requires or will require most industrial operations in the United States to incur capital expenditures in order to meet air emission control standards developed by the EPA and state environmental agencies. Although no assurances can be given, we believe the Clean Air Act requirements will not have a material adverse effect on our financial condition or results of operations.

RCRA is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either:

* *	a "generator" or "transporter" of hazardous waste, or an "owner" or "operator" of a hazardous waste treatment, storage or disposal facility.

At present, RCRA includes a statutory exemption that allows oil and natural gas exploration and production wastes to be classified as non-hazardous waste. As a result, we will not be subject to many of RCRA's requirements because its operations will probably generate minimal quantities of hazardous wastes.

CERCLA, also known as "Superfund," imposes liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include:

* *	the "owner" or "operator" of the site where hazardous substances have been released, and companies that disposed or arranged for the disposal of the hazardous substances found at the site.

CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of our ordinary operations, we could generate waste that may fall within CERCLA's definition of a "hazardous substance." As a result, we may be liable under CERCLA or under analogous state laws for all or part of the costs required to clean up sites at which such wastes have been disposed.

Under such law we could be required to:

* * *

remove or remediate previously disposed wastes, including wastes disposed of or released by prior owners or operators, clean up contaminated property, including contaminated groundwater, or perform remedial plugging operations to prevent future contamination.

We could also be subject to other damage claims by governmental authorities or third parties related to such contamination.

The foregoing regulations do not and will not have any material adverse affect upon us.

Company's Office

Our offices are located at 10603 Grant Road, Suite 209, Houston, Texas 77070. Our telephone number is (832) 237-6053.

Employees

We currently have no employees other than our officers and directors.

Legal proceedings

We are not a party to any pending litigation and to our knowledge, no action, suit or proceeding has been threatened against any of our officers or directors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We intend to spend our existing cash on drilling and rework operations on our existing oil and gas leases. We do not intend to acquire any additional oil and gas leases until it completes drilling operations on our existing leases. We intend to initiate our drilling operations within the next twelve months and believe that we will complete our drilling operations within the next eighteen months. We do not believe we will need additional capital to commence our drilling operations, but will need additional capital to complete our wells.

We intend to reduce our dependence on new finances by drilling new wells and reworking existing wells. Income from the sale of oil or gas will be applied to our drilling and reworking plans. There is no assurance, however, our drilling and reworking operation will prove successful. If does not prove successful, we will have to rely upon future new finances in order to continue our operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtains additional capital. This is because we have not generated enough revenues from operations to drill, complete and rework wells on our leases. Accordingly, we must raise cash from sources other than the sale of oil or gas found on our property. That cash must be raised from other sources. Our only other source for cash at this time is investments or loans by others.

We have inadequate cash to maintain operations during the next twelve months. In order to meet our cash requirements, we will have to raise additional capital through the sale of securities or loans. As of the date hereof, we have not made sales of additional securities and there is no assurance that we will be able to raise additional capital through the sale of securities in the future. Further, we have not initiated any negotiations for loans to us and there is no assurance that we will be able to raise additional capital in the future through loans. In the event that we are unable to raise additional capital, we may have to suspend or cease operations.

We do not intend to conduct any research or development during the next twelve months other than as described herein. See "Business."

We do not intend to purchase a plant or significant equipment. We will hire employees on an as needed basis, however, we do not expect any significant changes in the number of employees.

We acquired all of our properties after June 30, 2002. Accordingly, we had no revenues prior thereto.

Limited Operating History: Need for Additional Capital

There is no historical financial information about our company upon which to base an evaluation of our performance. We have limited oil and gas production that has yet to achieve predictable sustained production from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties and fluctuations in oil and gas sales and prices.

To become profitable and competitive, we need to fully exploit the undeveloped potential of our exploration properties. If successful, additional funds will be required in order to complete successful wells and place them on production. We are seeking equity financings to provide for our capital requirements in order to implement our exploration plans.

We have no assurances that future financings will be available to us on acceptable terms. If financings are not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financings could result in additional dilution to existing shareholders.

Results from Operations

June 30, 2002 compared to June 30, 2001

Our expenses for June 30, 2002 were $23,935 compared with expenses of $71,387 for June 30, 2001.

Our assets on June 30, 2002 were $-0- compared with assets of $12,041 for June 30, 2001.

Our liabilities on June 30, 2002 were $4,190 compared with liabilities of $770 for June 30, 2001.

Our stockholder's equity on June 30, 2002 was $(14,190) compared with stockholders' equity of $11,271 for June 30, 2001.

We are in an early stage of development with a few proven properties currently producing. Most of our properties are still awaiting additional exploration and development work. For the quarter ending March 31, 2003, we had $250,502 in total revenues in our third operating quarter.

June 30, 2002 to March 31, 2003

A comparison of our results of operation for the nine month period ending March 31, 2003 in comparison to the result of operations during the same nine month period of the preceding year and for the year ending June 30, 2002 must be prefaced by stating that during the quarter ending September 30, 2002 we changed our business direction from being a mining company to the area of oil and gas exploration and development.

During the period ending June 30, 2002, we had no assets and no revenues. During the period ending March 31, 2003, we had $26,511,523 in assets and no revenues.

During the nine month period ending March 31, 2003, we had revenues of $475,048 of which $363,229 were derived from oil and gas production net of taxes and $111,819 were derived from drilling revenues.

During the nine months ending March 31, 2003 drilling cost of $87,440 were incurred by us in exploring our oil and gas properties.

Expenses relating to lease operation were $513,117. Legal and accounting costs including such costs incurred in order to conclude our acquisitions of oil and gas properties during the nine month period ending March 31, 2003 were $229,018. Legal and accounting costs incurred by the Company for the same period ending March 31, 2002 were $19,985.

We ended our nine month period ended March 31, 2003 with a working capital deficit of $284,839.

The value placed on our assets including the unexplored potential of the oil and gas assets may be adjusted downwards during the current fiscal year based on a reserve evaluation which will be commissioned and prepared.

We expect to continue with the development of our current asset portfolio and we will be seeking new opportunities during the current fiscal year.

All of the foregoing changes were a direct result of the change in business purpose from mining to oil and gas exploration, development, production and sales.

MANAGEMENT

The names, addresses, ages and positions of our present officers and directors are set forth below:

Name	Age	Position
Robert M. Baker	49	president, chief executive officer, treasurer, chief financial officer and a member of the board of directors
Kjeld Werbes	57	secretary and a member of the board of directors
John F. Templin II		member of the board of directors

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Officer and Director Biographies

Since June 2002, Robert M. Baker has been our president, chief executive officer, treasurer, chief financial officer and a member of the board of directors Prior to assuming his roles and for the last five years, Mr. Baker was a registered representative with Canaccord Capital Corporation, a Canadian broker/dealer. Mr. Baker devotes full-time to our operation. Mr. Baker is not subject to any anticipated or threatened legal proceedings of a material nature.

Since May 2003, Mr. Werbes has served as our secretary and a member of the board of directors. Since June 1973, Mr. Werbes has been engaged in the private practice of law in Vancouver, British Columbia. Mr. Werbes has served as a member of the board of directors of Petrolia Oil & Gas Ltd. since the late 1980s. Mr. Werbes is not subject to any anticipated or threatened legal proceedings of a material nature.

Since May 2003, John Templin Ph.D. has been a member of our board of directors and from May 2003 to July 2003 served as our president. Dr. Templin served a president and director of international operations, and then CEO and chairman of the board for Petro Sources International, Inc. Dr. Templin is a petroleum geologist with extensive background and experience in both Gulf Coast USA, Texas, Louisiana, Arkansas, and Australian oil and gas exploration and production. Dr. Templin has been actively involved in the oil and gas industry since 1976.

Executive Compensation

The following table sets forth information with respect to compensation paid by our chief executive officer and the other highest paid executive officers (the "Named Executive Officer") during the three most recent fiscal years.

Summary Compensation Table
Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position [1]	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options / SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Robert M. Baker CEO, Treasurer, CFO and Director	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
John F. Templin II Director (Former President)	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Kjeld Werbes Secretary Director	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Hugh Grenfal, Jr. President & Director (resigned)	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Sergei Stetsenko Secretary & Director (resigned)	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Harry Gamble IV President & Director (resigned)	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Paul Lemmon Secretary & Director (resigned)	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

[1]All compensation received by the officers and directors has been disclosed.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Employment Contracts

Mr. Baker has an employment contract, as CEO and President, with us through Woodburn Holdings Ltd., a corporation he owns and controls. Under the terms of the employment contract, we are obligated to pay Mr. Baker $15,000 per month commencing June 1, 2002 and issue an option to acquire up to 1,000,000 shares of our common stock at $0.10 per share.

No other officers and directors have employment contracts with us.

Option/SAR Grants

No individual grants of stock options, whether or not in tandem with stock appreciation rights ("SARs") and freestanding SARs have been made to any executive officer or any director since our inception, accordingly, no stock options have been exercised by any of the officers or directors in fiscal 2002.

Option/SAR Grants

The following grants of stock options, whether or not in tandem with stock appreciation rights ("SARs") and freestanding SARs have been made to our officers and directors in 2003:

Name	Number of Securities Underlying Options SARs Granted	Number of Securities Underlying Options/SARs Granted During Last 12 Months	Exercise or Base Price ($/Sh)	Number of Options Exercised	Expiration Date
Robert M. Baker	1,000,000	1,000,000	$0.10	-0-	April 27, 2006
Kjeld Werbes	250,000	250,000	$0.10	-0-	April 27, 2006
John F. Templin II	250,000	250,000	$0.10	-0-	April 27, 2006

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

We have adopted a 2003 non-qualified incentive stock option plan which was filed on Form S-8 (SEC file #333-104482). The plan provides for the issuance of stock options to acquire up to 5,000,000 shares of common stock. The terms of the options are to be established by the board of directors. The stock option plan was not submitted to shareholders for their approval. As of the date hereof, we have granted options to acquire up to 1,500,000 shares of common stock.

Compensation of Directors

We do not intend to pay any additional compensation to our directors until such time as it is profitable to do so. As of the date hereof, we have not entered into employment contracts with any of our officers, and we do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

Pursuant to the Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, as amended, which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS AND SELLING SHAREHOLDER

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name of owner and Address of Beneficial Owner	Number of Shares Before Offering	Number of Shares After Offering Assuming all of the Shares are Sold	Percentage of Ownership After the Offering Assuming all of the Shares are Sold
Robert M. Baker [2] 10603 Grant Road Suite 209 Houston, Texas 77070	1,000,000	1,000,000
Kjeld Werbes [3] 10603 Grant Road Suite 209 Houston, Texas 77070	250,000	250,000
John F. Templin II [3] 10603 Grant Road Suite 209 Houston, Texas 77070	250,000	250,000
All officers and directors as a group (3 person)	1,500,000	1,500,000
Tatiana Golovina 181 Kensington High Street London, W86SH United Kingdom	17,927,714
Sanka Ltd. d/b/a [3] Sanka Exploration Company 7700 San Felipe Suite 500 Houston, Texas 77063	5,415,664

[1] Includes option to acquire 1,000,000 shares of common stock

[2] Includes option to acquire 250,000 shares of common stock

[3] Sanka Ltd. is owned and controlled by three of our shareholders.

Selling Shareholder

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering
Tatiana Golovina	17,927,714	39.68%	17,927,714	0.00%

Future Sales of Shares

A total of 45,184,310 of common stock are issued and outstanding. Of the 45,184,310 shares outstanding, 8,064,767 are freely tradeable and 37,119,543 are restricted securities as defined in Rule 144 of the Securities Act of 1933. Under Rule 144, the restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Of the 37,119,543 restricted shares, 17,927,714 are being offered for sale by one selling shareholder in this offering.

Shares sold by our Selling Shareholder may be immediately resold.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share, of which 45,189,310 shares were issued and outstanding at March 31, 2003. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Options

In April 2003, we adopted a non-qualified incentive stock option plan. The terms of each option will be determined by the board of directors.

In May 2003, we awarded a stock option to our officers and directors to acquire up to 1,500,000 shares of common stock.

Warrants

We have no warrants outstanding.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, the present stockholder will own approximately 55.56% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

We are not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 13 of the Securities Exchange Act of 1934. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 Warm Springs Road, Las Vegas, Nevada 89120 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

In September 1999, we issued a total of 5,000,000 shares of restricted common stock to Hugh Grenfal and Sergei Stetsenko, our officers and directors. This was accounted for as a compensation expense of $273,586 and advances and reimbursement expenses of $1,414.

Mr. Grenfal, advanced loans to us in the total sum of $770, which was used for organizational and start-up costs and operating capital. The loans did not bear interest and have been repaid as of the date hereof.

On April 20, 2001, we declared a stock dividend of four shares for each one shares outstanding thereby, increasing the number of shares owned by Messrs Grenfal and Stetsenko to 12,500,000 each.

From inception until February 2002, our offices were leased from Callinan Mines Limited on a month to month basis and the monthly rental was determined by usage. Mr. Grenfal is a director of Callinan Mines Ltd.

On February 8, 2002, Hugh Grenfal, Jr. and Sergei Stetsenko transferred 25,000,000 shares of common stock which they owned to Harry P. Gamble IV in consideration of $100,000.00. The foregoing 25,000,000 shares of common stock constituted all of the shares owned by Messrs Grenfal and Stetsenko. After the foregoing transaction, there were 30,299,250 shares outstanding and the following persons own 5% or more of our total outstanding shares.

Harry P. Gamble IV	82.51%

On July 11, 2002, we issued 15,376,103 restricted shares of common stock to the shareholders of Texas Brookshire Partners, Inc in exchange for 777.50 shares of common stock of Texas Brookshire Partners, Inc., a Texas corporation. This transaction is evidenced by a Share Exchange Agreement dated as of June 24, 2002. The 777.50 shares of Texas Brookshire Partners, Inc. constituted 100% of the total outstanding shares of Texas Brookshire Partners, Inc. The issuance of the 15,376,103 shares of our common stock constituted 33.8 % of our total outstanding shares after the transaction was completed. After the foregoing transaction, there were 45,448,879 shares of our common stock outstanding and the following persons own 5% or more of our total outstanding shares.

Harry P. Gamble IV 7700 San Felipe Suite 500 Houston, Texas 77063	46.68%

Sanka, LTD 7700 San Felipe Suite 500 Houston, Texas 77063	7.56%

Pursuant to the foregoing Share Exchange Agreement, we acquired 100% of the total outstanding shares of Texas Brookshire Partners, Inc., a Texas corporation, in a share exchange. 777.50 shares of Texas Brookshire Partners, Inc. were exchanged for 15,376,103 of our shares. Texas Brookshire Partners had a total of 33 shareholders. After the transaction was completed, the shareholders of Texas Brookshire Partners owned 15,376,103 shares or 33.8 % of our total outstanding shares of common stock. The principle followed in determining the amount of consideration was a negotiated transaction between TexEn Oil & Gas, Inc. and Texas Brookshire Partners, Inc. Harry P. Gamble, IV, an officer of Texas Brookshire Partners, Inc. is also an affiliate of the Company. Sanka Ltd. received 3,437,744 shares of our common stock in exchange for 175 shares of Texas Brookshire Partners, Inc.

Texas Brookshire Partners, Inc. is engaged in the business of purchasing, developing and operating oil and gas leases in the Brookshire Field of Waller County, Texas and owns 77.75% working interest with various net revenue interests in and to approximately 1,440 gross leasehold acres and 550 acres leasehold acres located in the Brookshire Dome Field of Waller County, Texas. The current working interest ownership position owns various interests in 26 wells which have been drilled to date and one water injection well.

On September 12, 2002, we issued 500,000 restricted shares of common stock to Sanka Ltd. in exchange for an assignment of a 100% working interest with a 75%, net revenue interest in and to approximately 40 gross leasehold acres and 40 net leasehold acres which contains the Trull Heirs # 1 well. The issuance of the 500,000 shares of our common stock constituted 1.10% of our total outstanding shares after the transaction was completed.

On September 12, 2002, we issued 373,847 restricted shares of common stock to the shareholders of Yegua, Inc. in exchange for 10,000 shares of Yegua, Inc. common stock which represents a 1.95% working interest with various net revenue interests in and to approximately 1,440 gross leasehold acres and 550 net leasehold acres in the Brookshire Salt Dome Field of Waller County, Texas. The issuance of the 373,847 shares of our common stock constituted .822% of our total outstanding shares after the transaction was completed.

On September 12, 2002, we issued 1,400,000 restricted shares of common stock to Tatiana Golovina in exchange for a 100% of the ownership, membership and management of Brookshire Drilling Service, LLC, a Texas Limited Liability Company.. This transaction is evidenced by a Stock Subscription Agreement dated as of July 26, 2002, which is an exhibit to this report. The issuance of the 1,400,000 shares of our common stock constituted 3.08% of our total outstanding shares after the transaction was completed.

On September 12, 2002, we issued 4,000,000 restricted shares of common stock to the shareholders of Texas Gohlke Partners, Inc. in exchange for 1,000 shares of common stock of Texas Gohlke Partners, Inc., a Texas corporation. This transaction is evidenced by a Share Exchange Agreement dated as of August 1, 2002 which is an exhibit to this report. The 1,000 shares of Texas Gohlke Partners, Inc. constituted 100% of the total outstanding shares of Texas Gohlke Partners, Inc. The issuance of the 4,000,000 shares of our common stock constituted 8.80% of our total outstanding shares after the transaction was completed.

On September 12, 2002, we issued 1,500,000 restricted shares of common stock to Sanka, LLC, a Texas Limited Liability Corporation in exchange for a 100% of the management of Sanka, LLC. This transaction is evidenced by a Stock Subscription Agreement dated as of August 10, 2002. The issuance of the 1,500,000 shares of our common stock constituted 3.30% of our total outstanding shares after the transaction was completed. Sanka is controlled by three of our shareholders.

On September 12, 2002, Mr. Harry P. Gamble IV returned 7,773,847 shares of our common stock.

On September 23, 2002, we issued 580,000 restricted shares of common stock to Sanka, LTD. in exchange for an assignment of a 98% working interest with a 75% net revenue interest in and to approximately 255.21 gross and net leasehold acres in Concho County, Texas, which contains two (2) shut-in oil wells and one (1) saltwater disposal well.

On September 23, 2002, Harry P. Gamble, IV returned 580,000 shares of our common stock to us.

After the foregoing transaction was completed, we had 45,448,879 shares of common stock outstanding; and Sanka Ltd. owned 5,915,664 shares of our common stock or 13.02% of our total outstanding shares.

On February 13, 2003, we entered into a written an employment contract with our president, Robert Baker. The employment agreement is retroactively effective to June 1, 2002. Because Mr. Baker is a citizen of Canada, in order to make the contract most advantageous to him and us, the employment contract was entered into as a Consulting Agreement and the parties were us and Woodburn Holdings Ltd., ("Woodburn") a corporation owned and controlled entirely by Mr. Baker.

Under the terms of the Consulting Agreement, we will: (1) pay Woodburn $15,000 per month from June 1, 2002; (2) an option to acquire 1,000,000 shares of common stock at an exercise price of $0.10 per share pursuant to a nonqualified incentive stock option plan to be filed on Form S-8 with the SEC; reimburse Woodburn for mileage accumulated on its motor vehicle; and, (4) reimburse Woodburn for out-of-pocket expenses incurred by it.

In addition, we are obligated to pay to Woodburn, severance compensation for 12 months from the date of termination.

Our subsidiary corporation, Texas Brookshire Partners, Inc. ("Farmor") entered into two farmout agreements with Texas Energy Exploration II, LLC. ("Farmee") dated March 31, 2003, wherein Farmee agreed to commence drilling or reworking operations within 45 days from the foregoing date on 11 acres of land and 15 acres of land located in Waller County, Texas. Under the terms of the farmouts, if Farmee is successful in its operations, it will have earned from Farmor an assignment of all of Farmor's right, title and interest in and to a 2 acre square around those wells drilled on the Farmout Acreage, with a depth limitation of 100' below the deepest producing well. Said assignment will reserve to Farmor an overriding royalty of 12.5% of 8/8ths, proportionately reduced in the event leases covering the Farmout Acreage cover less than 100% of the mineral estate hereunder, of all oil and/or gas produced and saved from the Farmout Acreage until payout. After payout of the initial test well, Farmor's retained overriding royalty interest will immediately increase to 20% of 8/8ths of all oil and/or gas produced and saved from the Farmout Acreage, same to be proportionately reduced in the event the leases covering the Farmout Acreage cover less than 100% of the mineral estate thereunder. For purposes of this Agreement, payout is defined as the day following the day when the value of net production from the initial test well (total production after deducting the Lessor's royalty and all presently existing, outstanding overriding royalty which is herein represented to be as of the date of this agreement no more than Thirty Percent (30%) between Lessor's royalty and other burdened overriding royalty of record), including any applicable production or severance taxes, shall equal the actual cost of drilling, testing, completing, equipping and operating the initial test well, including title opinions, paid by Farmee, to develop said acreage as a prudent operator. In the event that a portion of Farmors title fails, the overriding Royalty described herein, shall be reduced proportionally. Should the initial test well drilled on the farmout acreage result in a dry hole or be incapable of "Commercial Production," Farmee agrees to promptly plug and abandon such well according to the rules and regulations of the Railroad Commission of Texas. "Commercial Production" is herein defined as production revenue generated from the initial test well being greater then operating expenses on a month by month basis.

Our subsidiary corporation, Texas Gohlke Partners, Inc. ("Farmor") entered into one farmout agreement with Estrella Drilling Fund L.P. ("Farmee") dated March 1, 2003, wherein Farmee agreed to commence drilling or reworking operations within 60 days from the foregoing date on certain acreage located in Victoria and Dewitt counties, Texas. Under the terms of the farmout, in the event of commercially successful operations by Farmee, it will have earned from Farmor the right to an assignment of all of Farmor's right, title and interest in and to the Farmout Acreage subject to a depth limitation of 100 feet below the deepest producing formation. Said assignment shall deliver to Farmee a Seventy Percent (70%) net revenue interest in and to the Farmout Acreage. Upon payout of the Initial Test Well, its Substitute, or any Subsequent Well(s), Farmor shall revert to a Twenty-Five Percent (25%) working interest owner in the well with no additional burdens or encumbrances being placed on Farmor's reversionary interest after payout by the Farmee. "Payout," for purposes of this Agreement, shall be defined as that point in time where the cumulative amount of production revenue attributable to Farmee's working interest in the Initial Test Well, its Substitute, or any Subsequent Well(s) drilled on the Farmout Acreage, after deducting Lessor's royalty; all existing overriding royalty and other burdens of record; production, severance and any other taxes, shall equal one hundred percent (100%) of the total cost of the drilling, completing, equipping, operating and producing of the Initial Test Well, its Substitute, or any Subsequent Well(s), including title opinions, consulting fees, or other expenses paid by the Farmee to develop the Farmout Acreage as a prudent operator. Once payout is achieved on a well by well basis, Farmor shall be responsible for their proportionate costs which may be associated with the operation or reworking of the well(s) as to the reversionary interest defined herein. Should the Initial Test Well, its Substitute, or any Subsequent Well(s) drilled on the Farmout Acreage result in a dry hole or be incapable of commercial production, Farmee agrees to promptly plug and abandon such well according to the rules and regulations of the Railroad Commission of Texas.

We ("Farmor") entered into one farmout agreement with Estrella Drilling Fund L.P. ("Farmee") dated March 1, 2003, wherein Farmee agreed to commence drilling or reworking operations within 60 days from the foregoing date on certain acreage located in Calhoun County, Texas. Under the terms of the farmout, in the event of commercially successful operations by Farmee, it will have earned from Farmor the right to an assignment of all of Farmor's right, title and interest in and to the Farmout Acreage subject to a depth limitation of 100 feet below the deepest producing formation. Said assignment shall deliver to Farmee a Seventy Percent (70%) net revenue interest in and to the Farmout Acreage. Upon payout of the Initial Test Well, its Substitute, or any Subsequent Well(s), Farmor shall revert to a Twenty-Five Percent (25%) working interest owner in the well with no additional burdens or encumbrances being placed on Farmor's reversionary interest after payout by the Farmee. "Payout," for purposes of this Agreement, shall be defined as that point in time where the cumulative amount of production revenue attributable to Farmee's working interest in the Initial Test Well, its Substitute, or any Subsequent Well(s) drilled on the Farmout Acreage, after deducting Lessor's royalty; all existing overriding royalty and other burdens of record; production, severance and any other taxes, shall equal one hundred percent (100%) of the total cost of the drilling, completing, equipping, operating and producing of the Initial Test Well, its Substitute, or any Subsequent Well(s), including title opinions, consulting fees, or other expenses paid by the Farmee to develop the Farmout Acreage as a prudent operator. Once payout is achieved on a well by well basis, Farmor shall be responsible for their proportionate costs which may be associated with the operation or reworking of the well(s) as to the reversionary interest defined herein. Should the Initial Test Well, its Substitute, or any Subsequent Well(s) drilled on the Farmout Acreage result in a dry hole or be incapable of commercial production, Farmee agrees to promptly plug and abandon such well according to the rules and regulations of the Railroad Commission of Texas.

On February 25, 2003, we entered into a consulting agreement with Westport Strategic Partners, Inc. wherein Westport agreed to provide services related to research, shareholder relations, public relations, and stock analysis, among others. The term of the agreement is three months from the date aforesaid and may be renewed by the parties. The consideration for the agreement is $3,500 per month.

LITIGATION

We are not a party to any pending litigation and, to the best of our knowledge, no litigation against us is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to December 31, 2002, included in this prospectus have been audited by Williams and Webster, P.S., Independent Certified Public Accountants, Bank of America Financial Center, 601 West Riverside Avenue, Suite 1940, Spokane, Washington 99201, as set forth in their report included in this prospectus.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 will pass upon the legality of the shares offered hereby.

FINANCIAL STATEMENTS

Our fiscal year end is June 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by an Independent Certified Public Accountant.

Our audited financial statement for the period ended June 30, 2002 and 2001 and unaudited financial statements for the nine months ended March 31, 2003 immediately follow:

INDEPENDENT ACCOUNTANT'S REVIEW REPORT	F-1
FINANCIAL STATEMENTS Balance Sheet Statement of Operations Statement of Stockholders' Equity Statement of Cash Flows	F-2 F-4 F-5 F-6
NOTES TO THE FINANCIAL STATEMENTS	F-7

INDEPENDENT AUDITOR'S REPORT	F-21
FINANCIAL STATEMENTS Balance Sheet Statement of Operations Statement of Stockholders' Equity Statement of Cash Flows	F-22 F-23 F-24 F-25
NOTES TO THE FINANCIAL STATEMENTS	F-26

Board of Directors
TexEn Oil & Gas, Inc.
West Vancouver, B.C.
Canada

INDEPENDENT ACCOUNTANT'S REVIEW REPORT

We have reviewed the accompanying consolidated balance sheet of TexEn Oil & Gas, Inc. (formerly Palal Mining Corporation) as of March 31, 2003, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the nine months ended March 31, 2003 and 2002. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

The financial statements for the year ended June 30, 2002 were audited by us and we expressed an unqualified opinion on them in our report dated November 5, 2002, but we have not performed any auditing procedures since that date.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's operating losses and significant investment in unproved oil and gas properties raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
May 29, 2003

TEXEN OIL & GAS, INC. (Formerly Palal Mining Corporation) CONSOLIDATED BALANCE SHEETS
	March 31, 2003	June 30, 2002
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$56,506	$-
Accounts receivable - affiliates	358,347	-
Advances receivable from affiliates	141,110	-
Accrued oil and gas runs	83,701	-
Prepaid insurance	14,150	-
Employee advances	90	-
Total Current Assets	653,904	-

OIL AND GAS PROPERTIES, USING
SUCCESSFUL EFFORTS ACCOUNTING
Proved properties	1,123,918	-
Unproved properties	19,780,951	-
Leasehold costs	1,573,485	-
Wells, related equipment and facilities	2,324,560	-
Intangible drilling costs	1,327,073	-
Less accumulated depreciation, depletion,
amortization and impairment	(472,439)	-
Net Oil and Gas Properties	25,657,548	-

OTHER PROPERTY AND EQUIPMENT
Machinery and equipment	248,315	-
Less accumulated depreciation	(48,259)	-
Total Other Property and Equipment	200,056	-

OTHER ASSETS
Management rights	15	-
Total Other Assets	15	-

TOTAL ASSETS	$26,511,523	$-

See accompanying accountant's review report and notes to interim financial statements.

TEXEN OIL & GAS, INC. (Formerly Palal Mining Corporation) CONSOLIDATED BALANCE SHEETS (CONTINUED)
	March 31, 2003	June 30, 2002
	(Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$26,743	$3,817
Accounts payable - affiliates	764,345	-
Accrued consulting fees - related party	105,000	-
Accrued expenses	42,655	373
Total Current Liabilities	938,743	4,190

LONG-TERM DEBT
Loans payable - related parties	457,517	-
Note payable - related party	139,988	10,000
Total Long-Term Debt	597,505	10,000

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, 100,000,000 shares authorized,
$0.00001 par value; 45,184,310 and
45,448,879 shares issued and outstanding
respectively	450	454
Additional paid-in capital	26,214,934	380,924
Accumulated deficit	(1,240,109)	(395,568)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	24,975,275	(14,190)

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)	$26,511,523	$-

See accompanying accountant's review report and notes to interim financial statements.

TEXEN OIL & GAS, INC. (Formerly Palal Mining Corporation) CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

REVENUES
Oil and gas sales net of production taxes	$195,264	$-	$363,229	$-
Drilling revenues	55,238	-	111,819	-
TOTAL REVENUES	250,502	-	475,048	-

COST OF REVENUES
Drilling costs	40,665	-	87,440	-

GROSS PROFITS FROM DRILLING
AND PRODUCTION	209,837	-	387,608	-

EXPENSES
Lease operating	164,931	-	513,117	-
Consulting fees	150,000	-	150,000	-
Intangible drilling	14,346	-	29,863	-
General and administrative expense	14,737	630	39,495	1,262
Legal and accounting	68,520	11,573	229,018	19,985
Travel	3,700	-	4,554	-
Dry hole costs	3,769	-	4,186	-
Depreciation, depletion and amortization	98,421	82	256,143	246
Stock transfer expenses	-	-	2,065	-
TOTAL EXPENSES	518,424	12,285	1,228,441	21,561

OPERATING LOSS	(308,587)	(12,285)	(840,833)	(21,561)

OTHER EXPENSES
Loss on disposition of capital assets	-	(1,153)	-	(1,153)
Interest expense	-	-	(3,708)	-
TOTAL OTHER EXPENSES	-	(1,153)	(3,708)	(1,153)

LOSS BEFORE INCOME TAXES	(308,587)	(13,438)	(844,541)	(22,714)
INCOME TAXES	-	-	-	-
NET LOSS	$(308,587)	$(13,438)	$(844,541)	$(22,714)
NET LOSS PER COMMON SHARE,
BASIC AND DILUTED	$(0.01)	$ nil	$(0.02)	$ nil
WEIGHTED AVERAGE NUMBER OF
COMMON STOCK SHARES
OUTSTANDING, BASIC AND DILUTED	44,123,769	30,299,250	44,711,617	30,299,250

See accompanying accountant's review report and notes to interim financial statements.

TEXEN OIL & GAS, INC. (Formerly Palal Mining Corporation) CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Number of Shares	Amount
Balance, June 30, 2001	30,299,250	$303	$380,924	$(369,956)	$11,271

Issuance of common stock for 50% stock dividend at par value	15,149,629	151	-	(151)	-

Net loss for the year ending June 30, 2002	-	-	-	(25,461)	(25,461)

Balance, June 30, 2002	45,448,879	454	380,924	(395,568)	(14,190)

Common stock issued for acquisition of subsidiaries at $0.97 to $1.40 per share	22,885,381	228	23,349,623	-	23,349,851

Common stock issued for acquisition of management rights of related entity at par value	1,500,000	15	-	-	15

Common stock issued for assignments of working interests and net revenue interests at $1.06 per share	2,338,000	23	2,484,117	-	2,484,140

Rescission of common stock by officer at par value	(26,987,950)	(270)	270	-	-

Net loss for the period ending March 31, 2003 (Unaudited)	-	-	-	(844,541)	(844,541)

Balance, March 31, 2003 (Unaudited)	45,184,310	$450	$26,214,934	$(1,240,109)	$24,975,275

See accompanying accountant's review report and notes to interim financial statements.

TEXEN OIL & GAS, INC. (Formerly Palal Mining Corporation) CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended March 31,
	2003 (Unaudited)	2002 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(844,541)	$(22,714)
Adjustments to reconcile net loss to net
cash used by operating activities:
Depreciation, depletion and amortization	256,143	246
Loss on disposition of capital assets	-	1,153
Increase in accounts receivable - affiliates	(29,278)	-
Decrease in advances receivable from affiliates	72,399	-
Increase in accrued oil and gas runs	(48,389)	-
Increase in prepaid insurance	(9,788)	-
Decrease in employee advances	55	-
Decrease in deposits	-	411
Increase in accounts payable	(260,885)	1,573
Increase in accounts payable - affiliates	759,620	9,230
Increase in accrued consulting fees - related party	105,000	-
Increase in accrued expenses	25,144	-
Net cash used by operating activities	25,480	(10,101)
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used by investing activities	-	-
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable - related party	129,988	-
Proceeds from loans payable - related parties	10,000	-
Payments to loans payable - related parties	(108,962)	-
Net cash provided (used) by financing activities	31,026	-
Increase (decrease) in cash	56,506	(10,101)
Cash, beginning of period	-	10,231
Cash, end of period	$56,506	$130
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$-	$-
Income taxes paid	$-	$-
NON-CASH TRANSACTIONS:
Stock issued for acquisition of subsidiaries	$23,349,851	$-
Stock issued for acquisition of management rights	$15	$-
Stock issued for acquisition of working interest
and net revenue interest	$2,484,140	$-

See accompanying accountant's review report and notes to interim financial statements.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

TexEn Oil & Gas, Inc. (formerly Palal Mining Corporation) (hereinafter "TexEn" or "the Company") filed for incorporation on September 2, 1999 under the laws of the State of Nevada primarily for the purpose of acquiring, exploring, and developing mineral properties. The Company changed its name from Palal Mining Corporation to TexEn Oil & Gas, Inc. on May 15, 2002 upon obtaining approval from its shareholders and filing an amendment to its articles of incorporation. The Company shall be referred to as "TexEn" or "TexEn Oil & Gas, Inc." even though the events described may have occurred while the Company's name was Palal Mining Corporation. The Company's fiscal year end is June 30.

On July 1, 2002, TexEn developed a plan for acquisition, development, production, exploration for, and the sale of, oil, gas and natural gas liquids and accordingly ended its exploration stage as a mineral properties exploration company. The Company sells its oil and gas products primarily to domestic pipelines and refineries. These acquisitions were accounted for using the purchase method. Prior to this, TexEn conducted its business as an exploration stage company, meaning that it intended to acquire, explore and develop mineral properties.

The Company's wholly owned subsidiaries consist of Texas Brookshire Partners, Inc. ("Brookshire"), Texas Gohlke Partners, Inc, ("Gohlke"), Brookshire Drilling Services, Inc. ("Drilling"), Yegua, Inc. ("Yegua") and BWC Minerals, LLC ("BWC").

Texas Brookshire Partners, Inc.
On July 15, 2002, the Company issued 15,376,103 shares of its common stock in exchange for all the common stock of Texas Brookshire Partners, Inc. ("Brookshire"). Common stock issued and outstanding was not affected because of a major shareholder rescinding shares of stock equal to the shares of stock issued for this acquisition. This transaction was considered to be with a related party as Brookshire's president is also a shareholder of TexEn. The Company recognized an increase of $8,107,131 in unproved properties due to the value of Texen stock given to non-affiliated shareholders exceeding the carryover basis by that amount. The market value of Texen Oil and Gas, Inc. common stock was $1.40 on July 15, 2002. Non-affiliates represented 77% of these shareholders while affiliates and promoters represented 23% of the shareholders. The nonaffiliated shares represented $16,575,439 at the value of the stock and the affiliated shareholders represented $739,064 at their basis. Liabilities assumed, including accounts payable and payable to related party, totaled $153,988 as of July 15, 2002. Brookshire's major assets consist of 77.75% working interest ownership in approximately 1,440 gross leasehold acres and 550 net leasehold acres located in the Brookshire Dome Field of Waller County, Texas. This working interest ownership position consists of various interests in 26 wells drilled to date and one water injection well. Brookshire plans additional development before expiration of the leasehold.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS (continued)

Brookshire Drilling Service, L.L.C.
On July 26, 2002, the Company entered into an agreement to acquire all of the outstanding common stock of Brookshire Drilling Service, L.L.C. ("Drilling") in exchange for 1,400,000 shares of the Company's common stock. The transaction was valued at the fair market value of the Company's common stock on the date of acquisition. Drilling's major assets consists of oil and gas drilling equipment and related transportation equipment. Drilling conducts business as a well service provider including, workover units for completed wells.

Yegua, Inc.
On July 22, 2002, the Company issued 373,847 shares of its common stock in exchange for all of the common stock of Yegua, Inc. (hereinafter "Yegua"). This transaction was valued at $486,001, which represents the fair market value of the Company's common stock on the transaction date. Yegua's major asset consists of a 1.95% working interest in the Brookshire Dome Field.

Texas Gohlke Partners, Inc.
On September 18, 2002, the Company purchased Texas Gohlke Partners, Inc. ("Gohlke") in exchange for 4,000,000 shares of TexEn Oil & Gas, Inc.'s restricted common stock. Common stock issued and outstanding was not affected because of a major shareholder rescinding shares of stock equal to the shares of stock issued for this acquisition. The transaction is considered to be with a related party as Gohlke's president and principal shareholder is also a shareholder of TexEn. The Company recognized an increase of $456,805 in unproved properties due to the value of Texen stock given to non-affiliated shareholders exceeding the carryover basis by that amount. The market value of Texen Oil and Gas, Inc. common stock was $0.97 on September 18, 2002. The Company issued 4,000,000 shares of common stock as part of this acquisition. Non-affiliates represented 51% of these shareholders while affiliates and promoters represented 49% of the shareholders. The nonaffiliated shares represented $1,978,800 at the value of the stock and affiliated shareholders represented $459,374 at their basis. Liabilities assumed, including accounts payable totaled $120,000 as of September 18, 2002. Gohlke's major assets consists of a 100% working interest and a 70% net revenue interest in the Helen Gohlke Field located in Victoria and DeWitt Counties, Texas. This working interest ownership position consists of various interests in 60 wells, which have been drilled to date. Gohlke plans additional development before expiration of the leasehold.

BWC Minerals, L.L.C.
On February 27, 2003, the Company purchased BWC Minerals, L.L.C. ("BWC") in exchange for 1,735,431 shares of TexEn Oil & Gas, Inc.'s restricted common stock. The transaction was valued at $1,943,582, which represents the fair market value of the Company's common stock on the transaction date. BWC's major asset consists of an 8.70% working interest in the Brookshire Dome Field.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting Method
The Company uses the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Exploration Stage Activities
The Company entered the exploration stage upon its formation in September 1999 and in this stage realized no revenues from its planned operations. It was primarily engaged in the acquisition, exploration and development of mining properties. In July 2002, the Company developed a plan for acquisition, development, production, exploration for, and the sale of, oil, gas and natural gas liquids and accordingly ended its exploration stage as a mineral properties exploration company.

The Company is considered to have been in the exploration stage from its formation through June 30, 2002. The nine months ended March 31, 2003 is the first period during which it is considered an operating company.

Cash and Cash Equivalents
For purposes of its statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments
The carrying amounts for cash, accounts receivable, accrued oil and gas runs, accounts payable and accrued liabilities approximate their fair value.

Exploration Costs
In accordance with accounting principles generally accepted in the United States of America, the Company expenses exploration costs of mineral properties as incurred.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Compensated Absences
The Company's policy is to recognize the cost of compensated absences when actually paid to employees. If the amount were estimatible, it would not be currently recognized as the amount would be deemed immaterial.

Basic and Diluted Loss Per Share
Net loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Basic and diluted net loss per share are the same, as there are no common stock equivalents outstanding.

Property and Equipment
Wells and related equipment and facilities, support equipment and facilities and other property and equipment are carried at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets, which range from five to ten years. Depreciation amounted to $234,622 and $246, respectively, for the nine months ended March 31, 2003 and 2002.

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which is effective for the Company as of January 1, 2001. These standards establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

At March 31, 2003, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Oil and Gas Properties
The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the units-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost and related accumulated depreciation, depletion, and amortization of this partial unit are eliminated from the property account and the resulting gain or loss is recognized in income.

On the sale of an entire interest in an unproved property, gain or loss on the sale is recorded, with recognition given to the amount of any recorded impairment if the property has been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Capitalized Interest
The Company capitalizes interest on expenditures for significant exploration and development projects while activities are in progress to bring the assets to their intended use. No amounts of interest were capitalized in the nine months ended March 31, 2003 and 2002.

Provision for Taxes
Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109 "Accounting for Income Taxes." Under this approach, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Provision for Taxes (Continued)
At March 31, 2003, the Company had net deferred tax assets of approximately $144,000, principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at March 31, 2003.

At March 31, 2003, the Company has net operating loss carryforwards of approximately $960,000, which expire in the years 2020 through 2022. The net operating loss carryforwards could be limited due to a change in ownership. The Company recognized approximately $273,000 of losses from the issuance of common stock for services in 2000, which were not deductible for tax purposes and are not included in the above calculation of the deferred tax asset.

Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company incurred an accumulated deficit during exploration stage in the amount of $395,568 for the period of September 2, 1999 (inception) to June 30, 2002 and a net loss in the amount of $844,5411 during the nine months ended March 31, 2003. In addition, most of the Company's assets are unproved oil and gas properties. These unproven oil and gas properties include approximately $10,600,000 acquired by the issuance of common stock. These acquisitions may be subject to adjustment based upon the structure of the transactions and the related companies acquired. The recorded cost of the unproven oil and gas properties may be adjusted downwards during the covered fiscal year based on a reserve evaluation, which will be commissioned and prepared. The future of the Company is dependent upon its ability to obtain financing and upon future successful explorations for and profitable operations from the development of oil and gas properties.

Management has plans to seek additional capital through a private placement at market value and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Environmental Remediation and Compliance
Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures resulting from the remediation of existing conditions caused by past operations that do not contribute to future revenue generations are expensed. Liabilities are recognized when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Environmental Remediation and Compliance (Continued)
Estimates of such liabilities are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. These amounts also reflect prior experience in remediating contaminated sites, other companies' clean-up experience and data released by the Environmental Protection Agency (EPA) or other organizations. Such estimates are by their nature imprecise and can be expected to be revised over time because of changes in government regulations, operations, technology and inflation.

Recoveries are evaluated separately from the liability and, when recovery is assured, the Company records and reports an asset separately from the associated liability. At March 31, 2003, the Company had no accrued liabilities for compliance with environmental regulations.

Principles of Consolidation
The financial statements include those of TexEn Oil & Gas, Inc., Texas Brookshire Partners, Inc., Texas Gohlke Partners, Inc., Brookshire Drilling Services, L.L.C., Yegua, Inc., and BWC Minerals, L.L.C. All significant inter-company accounts and transactions have been eliminated.

Interim Financial Statements
The interim financial statements as of and for the nine months ended March 31, 2003 included herein have been prepared by the Company without audit. They reflect all adjustments, which are, in the opinion of management, necessary to present fairly the results of operations for these periods. All such adjustments are normal recurring adjustments. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full fiscal year.

Accounting Pronouncements
In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" ("SFAS No. 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 provides for the elimination of the pooling-of-interests method of accounting for business combinations with an acquisition date of July 1, 2001 or later. SFAS No. 142 prohibits the amortization of goodwill and other intangible assets with indefinite lives and requires periodic reassessment of the underlying value of such assets for impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. An early adoption provision exists for companies with fiscal years beginning after March 15, 2001. On July 1, 2001, the Company adopted SFAS No. 142. Application of the nonamortization provision of SFAS No. 142 did not affect the Company's results of operations in the fiscal year ended June 30, 2002 or in the nine months ended March 31, 2003.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounting Pronouncements (Continued)
In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 establishes guidelines related to the retirement of tangible long-lived assets of the Company and the associated retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived assets. This statement is effective for financial statements issued for the fiscal years beginning after June 15, 2002 and with earlier application encouraged. The Company adopted SFAS No. 143 and does not believe that the adoption will have a material impact on the financial statements of the Company at March 31, 2003.

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). SFAS No. 144 replaces SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. This statement is effective beginning for fiscal years after December 15, 2001, with earlier application encouraged. The Company adopted SFAS No. 144 and does not believe that the adoption of this statement will have a material impact on the financial statements of the Company at March 31, 2003.

In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, "Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", which updates, clarifies and simplifies existing accounting pronouncements. FASB No. 4, which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related tax effect was rescinded, and as a result, FASB 64, which amended FASB 4, was rescinded as it was no longer necessary. SFAS No. 145 amended FASB 13 to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company has adopted SFAS 145 and does not believe that the adoption will have a material effect on the financial statements of the Company at March 31, 2003.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounting Pronouncements (Continued)
In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 146, "Accounting for Costs Associated with Exit or Disposal Activities (SFAS No. 146). SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and termination benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 was issued in June 2002 and is effective December 31, 2002 with early application encouraged. There has been no impact on the Company's financial position or results of operations from adopting SFAS 146.

Recent Accounting Pronouncements
In December 2002, the "FASB" Financial Accounting Standards Board, issued "SFAS" Statement of Financial Accounting Standards, No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure". SFAS 148 amends SFAS 123, Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of the statement are effective for financial statements for fiscal years ending after December 15, 2002. As the Company accounts for stock-based compensation using the intrinsic value method prescribed in APB No. 25, "Accounting for Stock Issued to Employees", the adoption of SFAS 148 has no impact on the Company's financial condition or results of operations.

Accounts Receivable
The Company carries its accounts receivable at cost. On a periodic basis, the Company evaluates its accounts receivable and writes off receivables that are considered uncollectible.

The Company's policy is to accrue interest on trade receivables 30 days after invoice date. A receivable is considered past due if payments have not been received by the Company within 90 days of invoicing. At that time, the Company will discontinue accruing interest and pursue collection. If a payment is made after pursuing collection, the Company will apply the payment to the outstanding principal first and resume accruing interest. Accounts are written off as uncollectible if no payments are received within 90 days after initiating collection efforts.

Accrued oil and gas runs consist of amounts due as of March 31, 2003, but not collected until April 2003.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 3 - COMMON STOCK

In May 2002, the Company declared a 50% stock dividend payable on May 29, 2002 to stockholders of record on May 28, 2002. Per share amounts in the accompanying financial statements have been restated for the stock dividend. The Company issued 15,149,629 shares of common stock in payment of this stock dividend on May 29, 2002.

During the nine months ended March 31, 2003, the Company issued 22,885,381 shares of its common stock for acquisition of its fully owned subsidiaries. In addition, the Company had the following issuances of common stock: 1,500,000 shares of its common stock to Sanka, L.L.C. ("Sanka") in exchange for the management rights of Sanka, L.L.C.; 588,000 shares of its common stock in exchange for an assignment of a 98% working interest in, and a 75% net revenue interest in approximately 255.21 gross leasehold acres and net leasehold acres in a certain oil and gas lease located in Concho County, Texas; 500,000 shares of its common stock in exchange for the conveyance of a 100% working interest with a 75% net revenue interest in and to the leasehold ownership at the Trull Heirs #1 well bore located in Calhoun County, Texas; and 1,250,000 shares of its common stock in exchange for a 5% working interest in the Brookshire Dome Field located in Waller County, Texas.

The shares were valued at their fair market value on the date of issuance, except for shares issued to affiliates which were valued at the carryover basis in the assets acquired. (See Note 1.) A major shareholder of the Company rescinded 26,987,950 shares of the Company's common stock in order to prevent dilution of stockholders interest from these issuances. The rescission of these shares was recorded at the stock's par value.

NOTE 4 - RELATED PARTIES

Three stockholders of the Company have advanced monies to the Company for operating expenses. These advances are uncollateralized and recorded as long-term debt, bearing no interest and having no specific due date.

A former officer of the Company advanced monies to the Company for the payment of professional fees. This amount was uncollateralized and was previously recorded as a short-term loan, bearing no interest and having no specific due date. This loan was satisfied in the year ending June 30, 2002.

In February 2003, the Company entered into a consulting agreement with Woodburn Holdings Ltd. ("Woodburn") which was made effective June 1, 2002 and calls for monthly consulting fees in the amount of $15,000. Under term of this agreement, Woodburn's designated consultant provides managerial, administrative and other services as the Company's chief executive officer. The consulting agreement is effective for eighteen months. See Note 5.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Although the oil and gas exploration and development industry is inherently speculative and subject to complex environmental regulations, the Company is unaware of any pending litigation or of any specific past or prospective environmental matters which could impair the value of its properties.

Farmout Agreements
During the period ended March 31, 2003, the Company entered into agreements to commence drilling or reworking of wells in its Brookshire Dome Field, Waller County, Texas, and its Helen Gohlke Field, Victoria County, Texas. The agreements enable the farmee to earn assignments of all rights, title and interest in and to a defined radius around successful well drilled on the farmout acreage with the Company retaining overriding royalties after payout of initial test wells. Three of these agreements have expired subsequent to the date of these financial statements. See Note 11.

Consulting Agreements
During the period ended March 31, 2003, the Company appointed Westport Strategic Partners, Inc. ("Westport") as consultant to provide an independent research report written by a qualified certified financial advisor to be distributed to broker dealers, institutions or micro and small-cap funds. The consulting agreement further provides for consultation on shareholder relations, assistance in distribution of an updated current corporate profile and other financial information and to analyze stock movement. This agreement became effective on February 25, 2003 and calls for monthly payments in the amount of $3,500.

In February 2003, the Company entered into a consulting agreement with Woodburn Holdings Ltd. ("Woodburn") which was made effective June 1, 2002 and calls for monthly consulting fees in the amount of $15,000. Under term of this agreement, Woodburn's designated consultant provides managerial, administrative and other services as the Company's chief executive officer. The consulting agreement is effective for eighteen months. See Note 4. In the attached financial statements, the Company has accrued $105,000 as accrued consulting fees - related party at March 31, 2003.

NOTE 6 - LOAN PAYABLE

At March 31, 2003 and June 30, 2002, the Company's loan payable consisted of the following:

	March 31, 2003	June 30, 2002
Tatiana Golovina, (a shareholder of the Company), unsecured, interest at 10%, due on February 14, 2004	$ 139,988	$ 10,000

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 7 - MANAGEMENT RIGHTS

On August 10, 2002, the Company issued 1,500,000 shares of its common stock to Sanka, L.L.C. ("Sanka") in exchange for the management rights of Sanka, L.L.C., a Texas limited liability company which is owned by a shareholder of the Company. A second Company shareholder, who is the manager of Sanka L.L.C., rescinded 1,500,000 shares of his common stock, valued at $15, upon completion of this transaction. The Company accounted for this transaction by using the par value of the Company's common stock, which is equivalent to the value of the stock rescinded on the transaction date. During the period ended March 31, 2003, Sanka, L.L.C. acquired Chief Operating Company ("Chief") and Tiger Operating Company ("Tiger") as wholly owned subsidiaries. Chief and Tiger are the operators of the oil and gas properties held by the Company and its wholly owned subsidiaries.

NOTE 8 - OIL AND GAS PROPERTIES

The Company's oil and gas producing activities are subject to laws and regulations controlling not only their exploration and development, but also the effect of such activities on the environment. Compliance with such laws and regulations may necessitate additional capital outlays, affect the economics of a project, and cause changes or delays in the Company's activities. The Company's oil and gas properties are valued at the lower of cost or net realizable value.

Brookshire Dome Field
During the nine months ended March 31, 2003, the Company acquired a 77.75% working interest ownership in approximately 1,440 gross leasehold acres and 550 net leasehold acres located in the Brookshire Dome Field of Waller County, Texas through acquisition of Texas Brookshire Partners, Inc. as a wholly owned subsidiary. The Company also acquired an additional 5% working interest ownership in this field through the issuance of 1,250,000 shares of its common stock, and another 8.70% working interest ownership in this field through the acquisition of BWC Minerals, L.L.C. as a wholly owned subsidiary. As of March 31, 2003, the Company has effectively acquired a total working interest of 91.45% in this field. (See Note 3.) This working interest ownership position consists of 26 wells drilled to date and one water injection well.

Brookshire plans to drill additional developmental wells on the existing Brookshire leasehold acreage and to purchase, farm-in or participate in the acquisition of additional leasehold acreage on which to drill more wells. At the present time, Brookshire has not targeted any new oil and gas leases for acquisition, however, Brookshire intends to acquire additional oil and gas leases from other entities which own mineral rights.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 8 - OIL AND GAS PROPERTIES (Continued)

Helen Gohlke Field
During the nine months ended March 31, 2003, the Company acquired a 100% working interest and a 70% net revenue interest in the Helen Gohlke Field located in Victoria and DeWitt Counties, Texas through acquisition of Texas Gohlke Partners, Inc. as a wholly owned subsidiary. This field comprises approximately 4,800 gross and net leasehold acres which are located under nine different oil, gas and mineral leases in Victoria and DeWitt Counties, Texas. Over 60 wells have been drilled in this field, with 7 wells currently producing. Gohlke intends to drill and develop seismic leads from this field within the next few months.

Other Oil and Gas Properties
On September 23, 2002, the Company issued 588,000 shares of its common stock to Sanka, Ltd. ("Limited") in exchange for an assignment from Sanka Exploration Company ("Exploration") of a 98% working interest in, and a 75% net revenue interest in approximately 255.21 gross leasehold acres and net leasehold acres in a certain oil and gas lease located in Concho County, Texas.

On September 21, 2002, the Company issued 500,000 shares of its common stock as consideration for the conveyance of the 100% working interest with a 75% net revenue royalty interest in and to the leasehold ownership at the Trull Heirs #1 well bore located in Calhoun County, Texas.

These transactions were valued at the fair market value of the Company's common stock on the date of the acquisitions.

NOTE 9 - OIL AND GAS PRODUCING ACTIVITIES

The Securities and Exchange Commission defines proved oil and gas reserves as those estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recovered in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Natural gas reserves and petroleum reserves are estimated by independent petroleum engineers. The estimates include reserves in which TexEn and its wholly owned subsidiaries hold an economic interest under lease and operating agreements.

Reserves attributable to certain oil and gas discoveries are not considered proved as of March 31, 2003 due to geological, technical or economic uncertainties. Proved reserves do not include amounts that may result from extensions of currently proved areas or from application of enhanced recovery processes not yet determined to be commercial in specific reservoirs.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 9 - OIL AND GAS PRODUCING ACTIVITIES (Continued)

TexEn and its subsidiaries have no supply contracts to purchase petroleum or natural gas from foreign governments.

The changes in proved reserves for the nine months ended March 31, 2003 were as follows:

	Petroleum Liquids (barrels) United States	Natural Gas (cubic feet) United States
Reserves at July 1, 2002	-	-
Purchases	506,543	409,501
Sales	(13,274)	(10,366)
Reserves at March 31, 2003	493,269	399,135

The aggregate amounts of capitalized costs relating to oil and gas producing activities and the related accumulated depreciation, depletion and amortization as of March 31, 2003 were as follows:

March 31, 2003
Proved properties	$6,349,036
Unproved properties	19,780,951
Accumulated depreciation, depletion and amortization	(492,439)
Total capitalized costs	$25,657,548

Costs, both capitalized and expensed, incurred in oil and gas-producing activities during the period ended March 31, 2003 are set forth below. Property acquisition costs represent costs incurred to purchase or lease oil and gas properties. Exploration costs include costs of geological and geophysical activity and drilling exploratory wells. Development costs include costs of drilling and equipping development wells and construction of production facilities to extract, treat and store oil and gas.

March 31, 2003
Property acquisition costs:
Proved properties	$745,969
Unproved properties	1,456,229
Exploration costs	-
Development costs	-
Total expenditures	$2,202,198

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 9 - OIL AND GAS PRODUCING ACTIVITIES (Continued)

Results of operations for oil and gas producing activities (including operating overhead) for the nine months ended March 31, 2003 were as follows:

Revenues	$363,229
Exploration expenses	-
Depreciation, depletion and amortization	211,187
Other operating expenses	547,166
Loss before income taxes	(395,124)
Income tax expense	-
Loss of operations from oil and gas producing activities	$(395,124)

The standardized measure of discounted estimated future net cash flows related to proved oil and gas reserves at March 31, 2003 was as follows:

Future cash flows	$13,300,000
Future development and production costs	(4,600,000)
Future income tax expense	(2,100,000)
Future net cash flows	6,600,000
10% annual discount	(4,300,000)
Standardized measure of discounted future net cash flows	$2,300,000

Future net cash flows were computed using year-end prices and gas to year-end quantities of proved reserves. Future price changes are considered only to the extent provided by contractual arrangements. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. Estimated future income tax expense is calculated by applying year-end statutory tax rates (adjusted for permanent differences and tax credits) to estimated future pretax net cash flows related to proved oil and gas reserves, less the tax basis of the properties involved.

These estimates are furnished and calculated in accordance with requirements of the Financial Accounting Standards Board and the Securities and Exchange Commission, and do not represent management's assessment of future profitability or future cash flows to TexEn. Management's investments and operating decisions are based on reserves estimated that include proved reserves prescribed by the SEC as well as probable reserves, and on different price and cost assumptions from those used here.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 9 - OIL AND GAS PRODUCING ACTIVITIES (Continued)

It should be recognized that applying current costs and prices and a 10% standard discount rate does not convey absolute value. The discounted amounts arrived at are only one measure of the value of proved reserves.

NOTE 10 - CONCENTRATION OF RISK

The Company derives its sales and accounts receivable from primarily one customer and these receivables are not collateralized. At March 31, 2003 the Company's accounts receivable from this customer totaled $358,347.

NOTE 11 - SUBSEQUENT EVENTS

Stock Option Plan
In April 2003, the Company adopted the 2003 Nonqualified Stock Option Plan of Texen Oil & Gas, Inc. (the "Plan") under which 5,000,000 shares of common stock are available for issuance with respect to awards granted to officers, directors, management and other employees of the Company and/or its subsidiaries.

Officers and Directors
During May 2003, the Company appointed a new president and secretary. These newly appointed officers will serve as members of the Company's Board of Directors until re-election at the next annual shareholders' meeting but for a minimum period of one year.

Farmout Agreements
Subsequent to the date of the financial statements three of the Company's farmout agreements expired with no further action required. See Note 5.

Board of Directors
Palal Mining Corporation
Vancouver, BC
CANADA

INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying balance sheets of TexEn Oil & Gas, Inc. (formerly Palal Mining Corporation) (an exploration stage enterprise) as of June 30, 2002 and 2001 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended June 30, 2002 and 2001, and the period from September 2, 1999 (inception) to June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TexEn Oil & Gas, Inc. (formerly Palal Mining Corporation) as of June 30, 2002 and 2001 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended June 30, 2002 and 2001, and the period from September 2, 1999 (inception) to June 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has been in the exploration stage since its inception and has no revenues. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ William & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

November 5, 2002

TEXEN OIL & GAS, INC. (Formerly Palal Mining Corporation) (an Exploration Stage Company) BALANCE SHEETS
	June 30,
	2002	2001

ASSETS
CURRENT ASSETS
Cash	$-	$10,231
Total Current Assets	-	10,231
PROPERTY AND EQUIPMENT
Office equipment	-	1,595
Less: accumulated depreciation	-	(196)
Total Property and Equipment	-	1,399
OTHER ASSETS
Deposits	-	411
TOTAL ASSETS	$-	$12,041

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$3,817	$-
Accrued interest	373	-
Related party payable	-	770
Total Current Liabilities	4,190	770
LONG-TERM LIABILITIES
Loan payable	10,000	-

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, 100,000,000 shares authorized, $0.00001 par value; 45,448,879 and 30,299,250 shares issued and outstanding, respectively	454	303
Additional paid-in capital	380,924	380,924
Deficit accumulated during exploration stage	(395,568)	(369,956)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(14,190)	11,271
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$-	$12,041

TEXEN OIL & GAS, INC. (Formerly Palal Mining Corporation) (an Exploration Stage Company) STATEMENTS OF OPERATIONS
	Year Ended June 30,			Period from September 2, 1999 (Inception) to June 30, 2002
	2002		2001

REVENUES		$-	$-	$-
EXPENSES
Consulting services provided by directors		-	-	273,586
Rent		411	5,967	7,199
General and administrative		982	13,732	15,330
Legal and accounting		22,228	30,749	74,851
Travel		-	14,786	14,786
Stock transfer fees		68	2,957	3,025
Consulting		-	3,000	3,000
Depreciation		246	196	442
Miscellaneous		-	-	125
Mining exploration		-	-	1,241
TOTAL EXPENSES		23,935	71,387	393,585

OPERATING LOSS		(23,935)	(71,387)	(393,585)
OTHER EXPENSES
Interest expense		(373)	-	(373)
Loss on disposal of assets		(1,153)	-	(1,153)
Loss on impairment of assets		-	(64)	(64)
TOTAL OTHER EXPENSES		(1,526)	(64)	(1,590)

LOSS BEFORE INCOME TAXES		(25,461)	(71,451)	(395,175)
INCOME TAXES		-	-	-
NET LOSS		$(25,461)	$(71,451)	$(395,175)
NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$	Nil	$(0.01)
WEIGHTED AVERAGE NUMBER OF COMMON STOCK SHARES OUTSTANDING, BASIC AND DILUTED		31,494,212	11,511,927

The accompanying notes are an integral part of these financial statements.

TEXEN OIL & GAS, INC. (Formerly Palal Mining Corporation) (an Exploration Stage Company) STATEMENT OF STOCKHOLDERS' EQUITY
	Common Stock		Additional Paid-in Capital	Deficit Accumulated during the Exploration Stage	Total Stockholders' Equity (Deficit)
	Number of Shares	Amount
Issuance of common stock for services, mining claims and in payment of advances at approximately $0.055 per share	5,000,000	$50	$274,950	$-	$275,000

Net loss for the period ending June 30, 2000	-	-	-	(298,263)	(298,263)

Balance, June 30, 2000	5,000,000	50	274,950	(298,263)	(23,263)

Issuance of common stock for cash at $0.10 per share	1,059,850	11	105,974	-	105,985

Issuance of common stock for four-for-one stock dividend at par value	24,239,400	242	-	(242)	-

Net loss for the year ending June 30, 2001	-	-	-	(71,451)	(71,451)

Balance, June 30, 2001	30,299,250	303	380,924	(369,956)	11,271

Issuance of common stock for 50% stock dividend at par value	15,149,629	151	-	(151)	-

Net loss for the year ending June 30, 2002	-	-	-	(25,461)	(25,461)

Balance, June 30, 2002	45,448,879	$454	$380,924	$(395,568)	$(14,190)

TEXEN OIL & GAS, INC. (Formerly Palal Mining Corporation) (an Exploration Stage Company) STATEMENTS OF CASH FLOWS
	Years Ended June 30,		Period from September 2, 1999 (Inception) to June 30, 2002
	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(25,461)	$(71,451)	$(395,175)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	246	196	442
Loss on impairment of assets	-	64	64
Loss on disposal of assets	1,153	-	1,153
Payment of expenses from issuance of stock	-	-	274,804
(Increase) in deposits	411	-	-
Increase (decrease) in accounts payable	3,817	(2,570)	3,817
Increase (decrease) in accrued interest	373	-	373
Increase (decrease) in loan from related party	(770)	(20,454)	-
Net cash used by operating activities	(20,231)	(94,215)	(114,522)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	-	(1,595)	(1,595)
Net cash used in investing activities	-	(1,595)	(1,595)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sales of stock	-	105,985	105,985
Proceeds from loan payable	10,000	-	10,000
Proceeds from advances	-	-	132
Net cash provided by financing activities	10,000	105,985	116,117
Increase (decrease) in cash	(10,231)	10,175	-
Cash, beginning of period	10,231	56	-
Cash, end of period	$-	$10,231	$-
SUPPLEMENTAL DISCLOSURES:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Stock issued in payment of expenses	$-	$-	$274,804
Stock issued in payment of advances	$-	$-	$132
Stock issued in payment of mining claims	$-	$-	$64
Stock issued for stock dividend	$151	$242	$393

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
(an Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2002

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

TexEn Oil & Gas, Inc. (formerly Palal Mining Corporation) (hereinafter TexEn or "the Company") filed for incorporation on September 2, 1999 under the laws of the State of Nevada primarily for the purpose of acquiring, exploring, and developing mineral properties. The Company changed its name from Palal Mining Corporation to TexEn Oil & Gas, Inc. on May 15, 2002 upon obtaining approval from its shareholders and filing an amendment to its articles of incorporation. The Company shall be referred to as "TexEn" or "TexEn Oil & Gas, Inc." even though the events described may have occurred while the Company's name was "Palal Mining Corporation." The Company's fiscal year end is June 30.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting Method
The Company's uses the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Exploration Stage Activities
The Company has been in the exploration stage since its formation in September 1999 and has not yet realized any revenues from its planned operations. It has been primarily engaged in the acquisition, exploration and development of mining properties. Subsequent to June 30, 2002, the Company began a new exploration stage concerning the exploration of oil and gas leases on July 1, 2002 and has not commenced the sale of any products.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
(an Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign Currency Valuation
Assets and liabilities of the Company's foreign operations are translated into U.S. dollars at the year-end exchange rates, and revenue and expenses are translated at the average exchange rates during the period. The net effect of exchange differences arising from currency translation is disclosed as a separate component of stockholders' equity. Realized gains and losses from foreign currency transactions are reflected in the results of operations.

Foreign Currency Translation
The Company has adopted Financial Accounting Standard No. 52. There were no foreign currency translation adjustments required at June 30, 2002. The Company will record future foreign currency translation results as a separate component of stockholders' equity.

Cash and Cash Equivalents
For purposes of its statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments
The carrying amounts for cash, accounts payable and accrued liabilities approximate their fair value.

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which is effective for the Company as of January 1, 2001. These standards establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
(an Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivative Instruments (continued)
Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

At June 30, 2002, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Exploration Costs
In accordance with accounting principles generally accepted in the United States of America, the Company expenses exploration costs as incurred.

Compensated Absences
Currently, the Company has no paid employees; therefore, no policy regarding compensated absences has been established. The Company will establish a policy to recognize the costs of compensated absences at the point in time that it has compensated employees.

Provision for Taxes
Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109 "Accounting for Income Taxes." Under this approach, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

At June 30, 2002, the Company had net deferred tax assets of approximately $18,000, principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at June 30, 2002.

At June 30, 2002, the Company has net operating loss carryforwards of approximately $122,000 which expire in the years 2020 through 2022. The net operating loss carryforwards could be limited due to a change in ownership. The Company recognized approximately $273,000 of losses for the issuance of common stock for services in 2000, which were not deductible for tax purposes and are not included in the above calculation of the deferred tax asset.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
(an Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Basic and Diluted Loss Per Share
Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Basic and diluted loss per share were the same, as there were no common stock equivalents outstanding.

Office Equipment
Furniture and equipment are carried at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets, which range from five to seven years. Depreciation amounted to $246 and $196, respectively for the years ended June 30, 2002 and 2001. The Company's office equipment assets were abandoned during the year ended June 30, 2002.

Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company incurred a net loss of $395,175 for the period of September 2, 1999 (inception) to June 30, 2002 and had no sales. The future of the Company is dependent upon its ability to obtain financing and upon future successful explorations for and profitable operations from the development of oil and gas properties.

Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Comprehensive Income
In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), and No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 130 establishes standards for reporting and displaying comprehensive income, its components and accumulated balances. SFAS No. 131 establishes standards for the way that companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements. Both SFAS No. 130 and SFAS No. 131 are effective for periods beginning after December 15, 1997. The Company adopted these new accounting standards, and their adoption had no effect on the Company's financial statements and disclosures.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
(an Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounting Pronouncements
In September 2000, the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities and also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000, and is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The Company believes that the adoption of this standard will not have a material effect on the Company's results of operations or financial position.

In June 2001, the GASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 provides for the elimination of the pooling-of-interests method of accounting for business combinations with an acquisition date of July 1, 2001 or later. SFAS No. 142 prohibits the amortization of goodwill and other intangible assets with indefinite lives and required periodic reassessment of the underlying value of such assets for impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. An early adoption provision exists of companies with fiscal years beginning after March 15, 2001. On July 1, 2001, the Company adopted SFAS No. 142. Application of the nonamortization provision of SFAS No. 142 did not effect net income in the fiscal year ended June 30, 2002. The Company is currently evaluating the impact of the transitional provisions of the statement.

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 establishes guidelines related to the retirement of tangible long-lived assets of the Company and the associated retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived assets. This statement is effective for financial statements issued for the fiscal years beginning after June 15, 2002 and with earlier application encouraged. The Company adopted SFAS No. 143 and does not believe that the adoption will have a material impact on the financial statements of the Company at June 30, 2002.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
(an Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounting Pronouncements (continued)
In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). SFAS No. 144 replaces SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 required that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. This statement is effective beginning for SFAS No. 144 and does not believe that the adoption will have a material impact on the financial statements of the Company at June 30, 2002.

In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, "Recission of FASB Statements No. 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", which updates, clarifies and simplifies existing accounting pronouncements. FASB No. 4, which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related tax effect was rescinded, as a result, FASB 64, which amended FASB 4, was rescinded as it was no longer necessary. SFAS No. 145 amended FASB 13 to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Management has not yet determined the effects of adopting this Statement on the financial position or results of operations.

In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 146, "Accounting for Costs Associated with Exit or Disposal Activities ("SFAS No. 146"). SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilties or relocate employees, and termination benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 was issued in June 2002 and is effective December 31, 2002 with early application encouraged. The impact on the Company's financial position or results of operations from adopting SFAS No. 146 has not been determined.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
(an Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2002

NOTE 3 - COMMON STOCK

On September 2, 1999, 5,000,000 shares of common stock were issued to officers and directors only. There was no public offering of any securities. The above referenced shares were issued in payment of consulting services in the amount of $273,586 and repayment of mining claim recording fees of $64, expenses of $1,218 and advances of $132. These shares were issued pursuant to exemption from registration contained in Section 4(2) of the Securities Act of 1933.

In September and October 2000, the Company sold 1,059,850 shares of its common stock at a price of ten cents per share. The Company also issued four additional shares of its common stock for each one share of common stock outstanding as a stock dividend to shareholders of record as of April 5, 2001. A total of 24,239,400 shares of common stock were issued in regards to the aforementioned stock dividend.

In May 2002, the Company declared a 50% stock dividend payable on May 29, 2002 to stockholders on record on May 28, 2002. Per-share amounts in the accompanying financial statements have been restated for the stock dividend. The Company issued 15,149,629 shares of common stock in payment of this stock dividend on May 29, 2002.

NOTE 4 - MINING CLAIMS

In September 1999, the Company, through Mr. Hugh Grenfal, president and a member of the board of directors, acquired ten Mak mining claims located in the Osoyoos Mining Division of British Columbia, Canada.

During the year ended June 30, 2001, the Company wrote off these mining claims as impaired, due to a protected area designation by the provincial government of British Columbia.

NOTE 5 - RELATED PARTIES

An officer of the Company has advanced monies to the Company for the payment of professional fees. This amount is uncollateralized and has been recorded as a short-term loan, bearing no interest and having no specific due date. This loan was satisfied in the year ending June 30, 2002.

TEXEN OIL & GAS, INC.
(Formerly Palal Mining Corporation)
(an Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2002

NOTE 6 - COMMITMENTS AND CONTINGENCIES

The Company has been engaged in the exploration and development of mineral properties. However, the Company had no feasibility studies establishing proven and probable reserves and, subsequent to June 30, 2002, the Company became engaged in the exploration and development of oil and gas properties.

Although the oil and gas exploration and mining industries are inherently speculative and subject to complex environmental regulations, the Company is unaware of any pending litigation or of any specific past or prospective environmental matters which could impair the value of its mining claims. However, during the year ended June 30, 2001 the area in which the mining claims are located was determined to be a protected area, and the claims were impaired. See Note 4.

NOTE 7 - LOAN PAYABLE

At June 30, 2002, the loan payable consisted of the following:

Tatiana Golovina, unsecured, interest at 10%, due on February 14, 2004 $ 10,000

NOTE 8 - SUBSEQUENT EVENTS

Texas Brookshire Partners, Inc.
Subsequent to the date of these financial statements, on July 11, 2002, the Company issued 15,376,103 shares of its common stock in exchange for all the common stock of Texas Brookshire Partners, Inc. ("Brookshire"). This transaction is considered to be with a related party as Brookshire's president is also a shareholder of TexEn. The transaction was valued at the fair market value of the Company's common stock on the settlement date.

Yegua, Inc.
Subsequent to the date of these financial statements, on July 22, 2002, the Company issued 373,847 shares of its common stock in exchange for 10,000 shares of the common stock of Yegua, Inc., which represents 100% of Yegua, Inc. This transaction was valued at $486,001, which represents the fair market value of the Company's common stock on the transaction dates.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any of our controlling person, director or officer is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1. Article X of our Articles of Incorporation.

2. Article VI of our Bylaws.

3. Nevada Revised Statutes, Title 8, Section 145.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by us, are as follows:

SEC Registration Fee
Printing Expenses
Accounting Fees and Expenses
Federal Taxes
State Taxes and Fees
Listing Fees
Engineering Fees
Legal Fees and Expenses
Blue Sky Fees/Expenses
Trustees and Transfer Agent Fees

$500.00 500.00 9,000.00 0.00 0.00 0.00 0.00 25,000.00 0.00 0.00
TOTAL	$35,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have has sold the following securities which were not registered under the Securities Act of 1933, as amended, but were issued pursuant to Reg. 506 of the Securities Act of 1933, as amended.

TEXAS BROOKSHIRE PARTNERS, INC.

Name and Address	Date	Shares	Consideration

Sanka, LTD. 7700 San Felipe, Suite 500 Houston, TX 77063	July 11, 2002	3,437,744	175 shares of Texas Brookshire Partner, Inc.

Mark W. Arnett 4600 South Mill Avenue, Suite 100 Tempe, AZ 85282	July 11, 2002	49,935	2.5 shares of Texas Brookshire Partner, Inc.

Russell A. Beck 2305 N. Hall Circle Mesa, AZ 85203	July 11, 2002	99,911	5 shares of Texas Brookshire Partner, Inc.

Lawrence Chavez, Jr. and Jane M. Chevez Family Trust P. O. Box 526 Pinetop, AZ 85935	July 11, 2002	196,889	10 shares of Texas Brookshire Partner, Inc.

David G. & Sandra L. Decker Family Trust P. O. Box 12 Snowflake, AZ 85937	July 11, 2002	288,124	15 shares of Texas Brookshire Partner, Inc.

DeWight Massey 1045 E. Sorenson Mesa, AZ 85203	July 11, 2002	294,601	15 shares of Texas Brookshire Partner, Inc.

Don L. Carroll 5525 E. Dophin Ave. Mesa, AZ 85206	July 11, 2002	596,667	30 shares of Texas Brookshire Partner, Inc.

Doyle L. Hancock and Cheryl L. Hancock 360 S. 5th Place Snowflake, AZ 85901	July 11, 2002	397,476	20 shares of Texas Brookshire Partner, Inc.

Jerry Mortenson 301 S. Westwood Mesa, AZ 85204	July 11, 2002	99,675	5 shares of Texas Brookshire Partner, Inc.

John L. Carroll 5525 E. Dolphin Ave. Mesa, AZ 85206	July 11, 2002	596,667	30 shares of Texas Brookshire Partner, Inc.

Kent N. Olsen P. O. Box 31030 Mesa, AZ 85275	July 11, 2002	399,111	20 shares of Texas Brookshire Partner, Inc.

Ned Smith 2256 E. Fairfield St. Mesa, AZ 85213	July 11, 2002	49,956	2.5 shares of Texas Brookshire Partner, Inc.

Orion Medical Profit Sharing 2247 E. Mallory Circle Mesa, AZ 85213	July 11, 2002	596,278	30 shares of Texas Brookshire Partner, Inc.

Darryl W. Orletsky and Katherine D. Orletsky as JTWROS P. O. Box 2975 Mesa, AZ 85214	July 11, 2002	200,000	10 shares of Texas Brookshire Partner, Inc.

Qwestar Resources, F.L.P. P. O. Box 3424 Show Low, AZ 85902	July 11, 2002	1,405,000	70 shares of Texas Brookshire Partner, Inc.

Rollie J. Cundiff and Madelyn F. Cundiff 23452 Highway 45 Deloros, CO 81323	July 11, 2002	200,901	10 shares of Texas Brookshire Partner, Inc.

The Red Arrow Trust 2509 E. Edgewood Mesa, AZ 85204	July 11, 2002	1,691,488	85 shares of Texas Brookshire Partner, Inc.

Red Arrow Two Points, L.L.C. 2508 E. Edgewood Mesa, AZ 85204	July 11, 2002	397,462	20 shares of Texas Brookshire Partner, Inc.

Richard Murset 2821 S. 99th Street Mesa, AZ 85212	July 11, 2002	99,803	5 shares of Texas Brookshire Partner, Inc.

Richard Yetter 2247 E. Mallory Circle Mesa, AZ 85213	July 11, 2002	199,264	10 shares of Texas Brookshire Partner, Inc.

Daniel J. Rooney and Francine Rooney 2532 E. Pueblo Ave. Mesa, AZ 85204	July 11, 2002	49,956	2.5 shares of Texas Brookshire Partner, Inc.

J. Scott Malone 1551 E. Lynwood St. Mesa, AZ 85203	July 11, 2002	440,368	22.5 shares of Texas Brookshire Partner, Inc.

Dany D. Seymore and Rebecca A. Seymore 2151 N. 22nd Ave. Show Low, AZ 85901	July 11, 2002	873,715	45 shares of Texas Brookshire Partner, Inc.

Rex Stahle 639 Bermuda Circle Mesa, AZ 85205	July 11, 2002	200,000	10 shares of Texas Brookshire Partner, Inc.

Fred West P. O. Box 476 Snowflake, AZ 85937	July 11, 2002	97,271	5 shares of Texas Brookshire Partner, Inc.

Bruce Westover and Vicki Westover 830 South Main St., Suite 1-D Cottonwood, AZ 86326	July 11, 2002	191,283	10 shares of Texas Brookshire Partner, Inc.

The WG 59th and Peoria, L.L.C. 639 N. Bermuda Circle Mesa, AZ 85205	July 11, 2002	795,723	40 shares of Texas Brookshire Partner, Inc.

David J. Woods 1521 E. Hermosa Vista Mesa, AZ 85203	July 11, 2002	190,216	10 shares of Texas Brookshire Partner, Inc.

Clifton W. Bradshaw P. O. Box 4789 Corpus Christi, TX 78469	July 11, 2002	396,502	20 shares of Texas Brookshire Partner, Inc.

San Antonio Brookshire Group, LTD P. O. Box 160003 San Antonio, TX 78280	July 11, 2002	294,657	15 shares of Texas Brookshire Partner, Inc.

Michael J. Toone and Carol H. Toone P. O. Box 5319 Mesa, AZ 85211	July 11, 2002	399,640	20 shares of Texas Brookshire Partner, Inc.

Jacob Yetter 2247 E. Mallory Circle Mesa, AZ 85213	July 11, 2002	99,864	5 shares of Texas Brookshire Partner, Inc.

Cortlon Development, L.L.C. 1500 N. Barrett Dr. Meridian, ID 83642	July 11, 2002	49,956	2.5 shares of Texas Brookshire Partner, Inc.

TOTAL TEXEN SHARES ISSUED		15,376,103

TEXEN OIL & GAS, INC.
SHARES TO BE RECEIVED UPON CONSUMMATION
OF EXCHANGE WITH TEXAS GOHLKE PARTNERS, INC.

Name and Address	Date	Shares	Consideration

Sanka Exploration Company 7700 San Felipe, Suite 500 Houston, TX 77063	September 12, 2002	1,940,000	485 shares of Texas Gohlke Partners, Inc.

Forlok Industries, LTD 2700 Everett Dr. Reno, NV 89503	September 12, 2002	40,000	10 shares of Texas Gohlke Partners, Inc.

Big Guys, L.L.C. 2532 E. Pueblo Ave. Mesa, AZ 85204	September 12, 2002	40,000	10 shares of Texas Gohlke Partners, Inc.

Daniel J. and Francine Rooney 2532 E. Pueblo Ave. Mesa, AZ 85204	September 12, 2002	40,000	10 shares of Texas Gohlke Partners, Inc.

Capss Trust 1335 E. Anasazi St. Mesa, AZ 85203	September 12, 2002	120,000	30 shares of Texas Gohlke Partners, Inc.

Jacob Yetter 2247 E. Mallory Cir. Mesa, AZ 85213	September 12, 2002	120,000	30 shares of Texas Gohlke Partners, Inc.

Tim Flaherty 560 E. San Angelo Gilbert, AZ 85234	September 12, 2002	40,000	10 shares of Texas Gohlke Partners, Inc.

Red Arrow Trust 2509 E. Edgewood Mesa, AZ 85204	September 12, 2002	200,000	50 shares of Texas Gohlke Partners, Inc.

John L. Carroll 5525 E. Dolphin Ave. Mesa, AZ 85206	September 12, 2002	60,000	15 shares of Texas Gohlke Partners, Inc.

Don L. Carroll 5525 E. Dolphin Ave. Mesa, AZ 85206	September 12, 2002	260,000	65 shares of Texas Gohlke Partners, Inc.

Deborah A. Merrell 4318 E. Edgewood Mesa, AZ 85206	September 12, 2002	40,000	10 shares of Texas Gohlke Partners, Inc.

Romer, L.P. 591 E. Mesa Vista Mesa, AZ 85203	September 12, 2002	40,000	10 shares of Texas Gohlke Partners, Inc.

J&R Leasing P. O. Box 1422 Mesa, AZ 85211-1422	September 12, 2002	40,000	10 shares of Texas Gohlke Partners, Inc.

TEXEN OIL & GAS, INC.
SHARES TO BE RECEIVED UPON CONSUMMATION
OF EXCHANGE WITH TEXAS GOHLKE PARTNERS, INC.

Name and Address	Date	Shares	Consideration

Greg E. Perkins P. O. Box 1422 Mesa, AZ 85211-1422	September 12, 2002	80,000	20 shares of Gohlke Partners, Inc.

Qwestar Resources, F.L.P. P. O. Box 3424 Show Low, AZ 85902	September 12, 2002	400,000	100 shares of Gohlke Partners, Inc.

Kent N. Olsen P. O. Box 31010 Mesa, AZ 85275	September 12, 2002	80,000	20 shares of Gohlke Partners, Inc.

Evig Konsten, L.P. 2152 E. Calle Maderas Mesa, AZ 85213	September 12, 2002	400,000	100 shares of Gohlke Partners, Inc.

John Robert Heap 4040 E. Hackamore Cir. Mesa, AZ 85205	September 12, 2002	40,000	10 shares of Gohlke Partners, Inc.

Sidney T. and Anna Myers 4116 W. Craig Dr., Ste. 103 N. Las Vegas, NV 89032	September 12, 2002	20,000	5 shares of Gohlke Partners, Inc.

TOTAL		4,000,000

ITEM 27. EXHIBITS

The following Exhibits are incorporated herein by reference from our Form SB-2 Registration Statement filed with the Securities and Exchange Commission, SEC file #333-94631 on January 13, 2000. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Document Description
3.1 3.2 4.1	Articles of Incorporation. Bylaws. Specimen Stock Certificate.

The following Exhibits are incorporated herein by reference from our Form 8-K Registration Statement filed with the Securities and Exchange Commission, on February 22, 2002. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

99.2	Stock Purchase Agreement

The following Exhibits are incorporated herein by reference from our Form 8-K Registration Statement filed with the Securities and Exchange Commission, on May 17, 2002. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

3.3	Amended to the Articles of Incorporation

The following Exhibits are incorporated herein by reference from our Form 8-K Registration Statement filed with the Securities and Exchange Commission, on July 26, 2002. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

10.1	Share Exchange Agreement

The following Exhibits are incorporated herein by reference from our Form 8-K Registration Statement filed with the Securities and Exchange Commission, on September 17, 2002. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

10.2 10.3 10.4 10.5 10.6 10.7

Stock Purchase Agreement and Assignment of Interest from Sanka, LTD. (Trull Heirs #1 Well)

Stock Subscription Agreement from Yegua, Inc.
Stock Subscription Agreement - Brookshire Drilling Service LLC
Share Exchange Agreement - Texas Gohlke Partners, Inc.
Stock Subscription Agreement - Sanka LLC
Assignment of Oil - Sanka Exploration Company

The following Exhibits are incorporated herein by reference from our Form 8-K Registration Statement filed with the Securities and Exchange Commission, on October 4, 2002. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

10.8 10.9	Stock Subscription Agreement - Sanka Ltd. Assignment of Oil - Sanka Exploration Company

The following Exhibits are incorporated herein by reference from our Form 8-K Registration Statement filed with the Securities and Exchange Commission, on October 4, 2002. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

3.4 3.5 3.6 3.7	Articles of Incorporation of Texas Brookshire Partners, Inc. Bylaws of Texas Brookshire Partners Articles of Incorporation of Texas Gohlke Partners, Inc. Bylaws of Texas Gohlke Partners, Inc.

The following Exhibits are incorporated herein by reference from our Form S-8 Registration Statement filed with the Securities and Exchange Commission, on April 11, 2003, SEC file no. 333-104482. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

10.1	2003 Nonqualified Stock Option Plan.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B:

Exhibit No.	Document Description
5.1 16.1 23.1 23.2	Opinion of Conrad C. Lysiak, Attorney and Counselor at Law. Letter from Williams & Webster, P.S. Consent of Williams & Webster, P.S. Consent of Conrad C. Lysiak, Attorney and Counselor at Law.

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant ot Rule 424(b) (section 230.424(b) of this chapter ) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 11th day of August, 2003.

TeXen Oil & Gas, Inc.

BY:	/s/ Robert M. Baker Robert M. Baker, President, Principal Executive Officer, Treasurer, Principal Financial Officer and member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert M. Baker, as true and lawful attorney-in-fact and agent, with full power of substitution, for his/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Robert M. Baker Robert M. Baker	President, Principal Executive Officer, Secretary/Treasurer, Principal Financial Officer and member of the Board of Directors	August 11, 2003
/s/ Kjeld Werbes Kjeld Werbes	Secretary and a member of the Board of Directors	August 11, 2003
/s/ John F. Templin, II John F. Templin II	Member of the Board of Directors	August 11, 2003